350 BUSH STREET
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between 350 BUSH STREET OWNER, LLC, a Delaware limited liability company ("Landlord"), and ATLASSIAN, INC., a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	November 22, 2017
2. Premises (Article 1).
2.1 Building:	That certain twenty (20) story office building (the "Building") to be located at 350 Bush Street, San Francisco, California 94104, consisting of 389,922 rentable square feet.
2.2 Premises:
A total of 145,215 rentable square feet of space ("RSF"), consisting of:
(i) the entire tenth (10th) floor of the Building containing 23,017 RSF,
(ii) the entire eleventh (11th) floor of the Building containing 23,017 RSF,
(iii) the entire twelfth (12th) floor of the Building containing 22,804 RSF,
(iv) the entire thirteenth (13th) floor of the Building containing 18,327 RSF and 2,499 feet of exterior space,
(v) the entire fourteenth (14th) floor of the Building containing 19,341 RSF,
(vi) the entire fifteenth (15th) floor of the Building containing 19,334 RSF, and
(vii) the entire sixteenth (16th) floor of the Building containing 19,375 RSF, all as further set forth in Exhibit A to the Lease.

That portion of the Premises located on floors ten (10) through and including fourteen (14) shall be referred to herein as the “Phase 1 Premises.”

That portion of the Premises located on floors fifteen (15) and sixteen (16) shall be referred to herein as the “Phase 2 Premises.”

The street address for the Premises shall be 465 Pine Street and the Premises shall include the Building plaza entry. Landlord shall cooperate with Tenant and the City and County of San Francisco with respect to any actions necessary to finalize Tenant’s legal right to use such street address.

3. Lease Term (Article 2).
3.1 Lease Term:	Eleven (11) years expiring on the Lease Expiration Date as defined below.
3.2 Lease Commencement Date or Phase 1 Lease Commencement Date:	The earlier of: (i) Tenant’s occupancy of the Premises to conduct business and (ii) June 1, 2018 (subject to the provisions of Section 2 of this Lease and Section 1.2 of Exhibit B to this Lease).
Phase 2 Lease Commencement Date :	The earlier of: (i) Tenant’s occupancy of the Premises to conduct business and (ii) February 1, 2019 (subject to the provisions of Section 2 of this Lease and Section 1.2 of Exhibit B to this Lease).
3.3 Lease Expiration Date:
The last day of the month that is one hundred thirty-two (132) months from the expiration of the four (4) month Phase 1 Rent Abatement period (as described in Section 3.2); subject to extension of the Lease Expiration Date by Tenant’s exercise of the extension option granted under Section 2.2 of this Lease below.

4. Base Rent (Article 3):
Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Annual Base Rental Rate Per RSF
Lease Year 1- Lease Commencement Date through Phase 2 Lease Commencement Date	$7,135,902.00*	$594,658.50	$67.00*
Lease Year 1- Phase 2 Lease Commencement Date through end of Lease Year 1	9,729,405.00.00	$810,783.75	$67.00*
Lease Year 2	$10,021,287.20	$835,107.26	$69.01
Lease Year 3	$10,321,882.20	$860,156.85	$71.08
Lease Year 4	$10,631,190.20	$885,932.51	$73.21
Lease Year 5	$10,950,663.20	$912,555.26	$75.41
Lease Year 6	$11,278,849.00	$939,904.09	$77.67
Lease Year 7	$11,617,200.00	$968,100.00	$80.00
Lease Year 8	$11,965,716.00	$997,143.00	$82.40
Lease Year 9	$12,324,397.00	$1,027,033.09	$84.87
Lease Year 10	$12,694,695.30	$1,057,891.28	$87.42
Lease Year 11	$13,075,158.60	$1,089,596.55	$90.04
Lease Year 12**	$13,467,239.00	$1,122,269.90	$92.74

*Notwithstanding the foregoing schedule, Tenant shall be entitled to an abatement of Base Rent as further described in Section 3.2 of this Lease.
**Lease Year 12 is a partial Lease Year consisting of approximately four (4) months.

5. Operating Expenses and Tax Expenses (Article 4):
This is a TRIPLE NET lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant's operation therefrom. Subject to the limitations set forth in this Lease, to the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6. Tenant's Share (Article 4):	37.24%.
7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use, and any other legally permitted uses, including amenities, including the operation of a primary kitchen and cafeteria on one floor as provided in the Lease (provided that Tenant may construct and utilize customary kitchenettes and breakrooms throughout the Premises) to the extent all such uses are consistent with similar first-class office buildings in the same geographic market in which the Building is located.

8. Security Deposit:	$810,783.75
9. Parking (Article 21):	Up to Thirty-Six (36) unreserved parking passes, subject to the terms of Article 21, below.

10. Address of Tenant (Article 28):
Prior to Lease Commencement Date:
Atlassian, Inc.
1098 Harrison Street
San Francisco, CA 94103
Attention: General Counsel
with a copy to:
JLL
4085 Campbell Avenue
Suite 150
Menlo Park, CA    94025
Attention: Derek Johnson/Steffen Kammerer

and a copy to:

SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, CA 94105
Attention: Pamela A. Lakey, Esq.
After Lease Commencement Date:
Atlassian, Inc.
350 Bush Street
San Francisco, CA 94104
Attention: General Counsel

with a copy to:
JLL
4085 Campbell Avenue
Suite 150
Menlo Park, CA 94025
Attention: Derek Johnson/Steffen Kammerer

and a copy to: SSL Law Firm LLP 575 Market Street, Suite 2700 San Francisco, CA 94105 Attention: Pamela A. Lakey, Esq.
11. Address of Landlord (Article 28):	See Article 28 of the Lease.

12. Broker(s) (Section 29.24):
JLL
One Front Street, Suite 1200
San Francisco, California 94111
Attention: Mr. Travis James
and
CBRE
101 California Street, 44th Floor
San Francisco, California 94111
Attention: Mr. Bill Cumbelich and Mr. Patrick Devinger

13. Guarantor (Section 29.35):	Atlassian Corporation Plc.
14. Tenant Improvement Allowance (Exhibit B):	$100.00 per RSF of the Premises (i.e., $14,521,500.00 for the 145,215 RSF in the Premises).

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1    Premises, Building, Project and Common Areas.
1.1.1     The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant and Landlord each covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and the exhibits attached hereto, including the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in its presently existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the exhibits attached hereto, including the Tenant Work Letter.
1.1.2     The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building"). The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.
1.1.3     Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common

Areas"). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project (excluding the Premises) and the Common Areas. In no event shall any such changes or modifications to the Project or the Common Areas (i) interfere with Tenant’s ingress and egress to and from the Premises, (ii) reduce any of Tenant’s parking, or (iii) otherwise interfere with Tenant’s business operations in the Premises in such a manner that access to the Premises is completely blocked and no one can reasonably access the Premises for the Permitted Use (collectively, “Interference”). In the event any such Interference occurs, Tenant shall provide Landlord with at least three (3) days prior written notice and an opportunity to remove the Interference. If Landlord does not remove the Interference within three (3) days after Landlord’s receipt of Tenant’s notice then Tenant shall be entitled to Rent abatement on a day for day basis commencing on the date such Interference begins until the day following the date such Interference ceases. Notwithstanding anything to the contrary herein, if Landlord provides Tenant with a reasonable alternate means of access to the Premises then there shall be no such Rent abatement.
1.2    Terrace. Tenant shall have the right to use, on an exclusive basis, the two (2) terraces and/or balconies adjacent to and accessible from the Premises on the thirteenth (13th) floor, as further depicted on Exhibit A attached hereto (collectively, the "Terrace"). Tenant's right to use such Terrace shall be conditioned on Tenant continuing to lease all of the space on the floors of the Building containing such Terrace. The Terrace shall not be included in the rentable square feet of the Premises for purposes of this Lease. Subject to the terms and conditions of this Section 1.2, provided that Tenant continues to lease the particular floor of the Premises that contains an adjacent Terrace, Tenant shall have an exclusive license to use such adjacent Terrace throughout the Lease Term. Tenant shall not be obligated to pay any additional Base Rent on account of Tenant's use of the Terrace. Landlord shall provide normal janitorial services to the Terrace and the cost thereof shall be included in Operating Expenses; provided, however, the costs of any additional janitorial services provided to the Terrace by Landlord at Tenant’s request shall be paid directly by Tenant within thirty (30) days of Tenant’s receipt of billing by Landlord as Additional Rent hereunder. Tenant's use of the Terrace shall be subject to such reasonable rules and regulations as may be reasonably prescribed by Landlord from time to time provided, however, that such rules and regulations shall in no event prohibit Tenant from utilizing the Terrace for social and other events consistent with Tenant’s company culture. Tenant shall not make any improvements or alterations to the Terrace, without Landlord's prior consent, which consent may be withheld in Landlord's reasonable discretion. Tenant may install furniture and other similar items to create a patio gathering area provided that all such furniture and other items are consistent with a first-class office building in the geographic area in which the Building is located and has received Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall have the right to temporarily close the Terrace or limit access thereto from time to time in connection with Landlord's reasonable and customary maintenance or repair of the Terrace or Building; provided, however, that Landlord shall provide reasonable advance notice to Tenant of the anticipated period of closure or limited use of the Terrace. Landlord and Tenant acknowledge and agree that (A) Tenant shall be responsible for supervising and controlling access to the Terrace by Tenant's employees, officers, directors, shareholders, agents, representatives, contractors and invitees (the "Terrace Users"); and (B) Landlord is not responsible for supervising and controlling access to the Terrace. Except to the extent arising as a consequence of the negligence or willful misconduct of Landlord: (I) Tenant assumes the risk for any loss, claim, damage or liability arising out of the use or misuse of the Terrace by Tenant's Terrace Users, and Tenant releases and discharges Landlord from and against any such loss, claim, damage or liability; (II) Tenant further agrees to indemnify, defend and hold Landlord and the Landlord Parties, harmless from and against any and all losses and claims relating to or arising out of the misuse of the Terrace by Tenant or Tenant's Terrace Users. Landlord may access the Terrace in accordance with the terms and conditions set forth in Article 27 of this Lease including for window washing purposes but shall in any event provide at least ten (10) business days notice to Tenant of any scheduled window washing (which shall occur no more than three (3) times in any calendar year and each such time shall last for no more than a commercially reasonable length of time for window washing purposes for similar quality and size buildings in the City and County of San Francisco). Tenant acknowledges that Landlord must reserve a portion of each of the Terraces in order to store certain window washing apparatus consisting only of the booms used in the window washing process for the Building as depicted on Exhibit B, Schedule 3 (the “Window Washing Equipment”). The Window Washing Equipment will consist of (2) davit masts and (2) davit booms on each Terrace. Each mast is 12ft long, and each boom is 6.5ft long with a 3ft arm. The Window Washing Equipment will be stored at a location on the Terraces described in Exhibit B, Schedule 3, Section B.10 and as depicted on Exhibit B, Schedule 3. There must be a reasonable area around the davits for transfer of the Window Washing Equipment to the storage area on each Terrace which must remain free of permanent fixtures. When stored, the Window Washing Equipment shall be appropriately screened (in a manner reasonably acceptable to Tenant) from view from the Terraces. Any furniture placed by Tenant on the Terraces that is located on portions of the Terrace that are reasonably necessary for the transfer of the Window Washing Equipment to and from the storage areas to the location reasonably necessary to perform the window washing for the Building.
1.3    Landlord and Tenant stipulate and agree that the RSF of the Building and the Premises are correct and not subject to remeasurement.
ARTICLE 2

LEASE TERM
2.1    Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall commence on the "Lease Commencement Date," as that term is set forth in Section 3.2 of the Summary, and shall terminate on the "Lease Expiration Date," as that term is set forth in Section 3.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall revise as Tenant deems reasonable appropriate and execute and return to Landlord within fifteen (15) days of receipt thereof; provided, however, Tenant's failure to execute and return such notice to Landlord within five (5) business days of a second notice from Landlord shall be conclusive upon Tenant and Landlord that the information set forth in such notice is as specified therein
2.1.1    Delivery.
2.1.1.1    Phase 1 Delivery. Landlord anticipates that it will and shall make good faith, commercially reasonable efforts to deliver possession of the Phase 1 Premises to Tenant in the Delivery Condition on the "Phase 1 Delivery Date" as defined in Section 1.2 of Exhibit B attached to this Lease. In the event that Landlord does not deliver possession of the Phase 1 Premises to Tenant on or before the Phase 1 Outside Delivery Date as defined in Section 1.2 of Exhibit B attached to this Lease (subject to extension for Force Majeure and/or actual Tenant caused delays that prevent Landlord from delivering the Phase I Premises to Tenant), Landlord shall not be deemed in breach of this Lease. In addition to the postponement of the Phase 1 Lease Commencement Date on a day for day basis for each day of such delay in delivery, Tenant shall receive (i) a Base Rent credit of one day of Base Rent payable for the Phase 1 Premises for each day of delay if the Phase 1 Delivery Date occurs after January 1, 2018 (which is the Phase 1 Outside Delivery Date), (ii) the Base Rent credit shall increase to one and one-half (1-1/2) days of Base Rent payable for the Phase 1 Premises for each day of delay if the Phase 1 Delivery Date occurs after February 1, 2018, and (iii) the Base Rent credit shall increase to two (2) days of Base Rent payable for the Phase 1 Premises for each day of delay if the Phase 1 Delivery Date occurs after March 1, 2018. Notwithstanding the foregoing, if the Phase 1 Delivery Date has not occurred on or before July 1, 2018, Tenant may terminate this Lease in its entirety by giving Landlord written notice of termination. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit (including any Letter of Credit) previously tendered by Tenant under this Lease and the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. The foregoing shall be Tenant’s sole and exclusive remedies for the delay in the Phase 1 Delivery Date.
2.1.1.2    Phase 2 Delivery. Landlord anticipates that it will and shall make good faith, commercially reasonable efforts to deliver possession of the Phase 2 Premises to Tenant in the Delivery Condition on the "Phase 2 Delivery Date" as defined in Section 1.2 of Exhibit B attached to this Lease. In the event that Landlord does not deliver possession of the Phase 2 Premises to Tenant on or before the Phase 2 Outside Delivery Date as defined in Section 1.2 of Exhibit B attached to this Lease (subject to extension for Force Majeure), Landlord shall not be deemed in breach of this Lease. In addition to the postponement of the Phase 2 Commencement Date on a day for day basis for each day of such delay in delivery, Tenant shall receive (i) a Base Rent credit of one day of Base Rent payable for the Phase 2 Premises for each day of delay if the Phase 2 Delivery Date occurs after July 1, 2018 (which is the Phase 2 Outside Delivery Date), (ii) the Base Rent credit shall increase to one and one-half (1-1/2) days of Base Rent payable for the Phase 2 Premises for each day of delay if the Phase 2 Delivery Date occurs after August 1, 2018, and (iii) the Base Rent credit shall increase to two (2) days of Base Rent payable for the Phase 2 Premises for each day of delay if the Phase 2 Delivery Date occurs after September 1, 2018.

Notwithstanding the foregoing, if the Phase 2 Delivery Date has not occurred on or before January 1, 2019, Tenant, at its option, may terminate the Lease with respect to the Phase 2 Premises (in which case Landlord shall promptly refund the applicable portion of any prepaid rent and Security Deposit (including any Letter of Credit) previously tendered by Tenant under this Lease).
2.1.1.3    Earliest Delivery Dates. In no event shall (i) the Phase I Delivery Date occur prior to January 1, 2018, nor (ii) the Phase 2 Delivery Date occur prior to July 1, 2018.
2.2    Option Term.
2.2.1     Option Right. Landlord hereby grants to the Original Tenant, and any Permitted Transferee Assignee or assignee approved by Landlord pursuant to Article 14, below (collectively, "Approved Assignees"), one (1) option to extend the Lease Term for a period of five (5) years (the "Option Term"). "Original Tenant" shall mean the Tenant named on Page 1 hereof as Tenant and not any subsequent Transferees. The option to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 2.2.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease). Tenant shall have the right to exercise the extension option as to all, but not less than all, of the Premises then leased by Tenant under this Lease. Upon the proper exercise of the option to extend, the Lease Term shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant and any Approved Assignees and may only be exercised by the Original Tenant or an Approved Assignee (and not any other assignee or sublessee or Transferee of Tenant’s interest in this Lease) if the Original Tenant or an Approved Assignee, as applicable, will occupy at least fifty percent (50%) of the Premises. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 2.2, then the option to extend granted to Tenant pursuant to the terms of this Section 2.2 shall automatically terminate and shall be of no further force or effect.
2.2.2     Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in Exhibit F, attached hereto, as such Market Rent is determined pursuant to Exhibit F, attached hereto. The calculation of the "Market Rent" shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit F, and, thereafter, the Market Rent shall be stated as a "Net Equivalent Lease Rate" for the Option Term. In no event will the Option Rent be less than 103% of the Base Rent for Lease Year 11.
2.2.3     Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the then Lease Term, stating that Tenant is exercising its option. If Tenant delivers the Exercise Notice, Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice, setting forth Landlord's good faith calculation of the Market Rent (the "Landlord's Option Rent Calculation"). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord's Option Rent Calculation or reject Landlord’s determination of Market Rent. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the provisions of Section 2.2.4 below.
2.2.4     Determination of Option Rent. In the event Tenant timely exercises its option to extend the Lease but rejects Landlord’s Option Rent Calculation set forth in the Landlord Response Notice pursuant to Section 2.2.3, then Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is one hundred twenty (120) days prior to the expiration of the Lease Term (the "Outside Agreement Date"), then the Market Rent (and therefore, the Option Rent) shall be determined by arbitration pursuant to the provisions of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below.
2.2.4.1     Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, licensed real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first-class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators in accordance with Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.4.2     The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3     Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:
2.2.4.3.1     Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;
2.2.4.3.2     An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;
2.2.4.3.3     Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;
2.2.4.3.4     That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");
2.2.4.3.5     That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;
2.2.4.3.6     That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;
2.2.4.3.7     The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;
2.2.4.3.8     That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9     That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;
2.2.4.3.10     The specific persons that shall be allowed to attend the arbitration;
2.2.4.3.11     Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");
2.2.4.3.12     Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");
2.2.4.3.13     Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");
2.2.4.3.14     Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;
2.2.4.3.15     That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;
2.2.4.3.16     That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and
2.2.4.3.17     That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.
If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.
2.2.4.4     In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the applicable Option Term, Tenant shall be required to pay Base Rent in an amount equal to one hundred three percent (103%) of the Base Rent in effect at the expiration of the initial Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT
3.1    Base Rent. Commencing on the Lease Commencement Date (subject to the Rent Abatement (defined below) or any free rent as expressly provided in this Lease), Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check or electronic transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent applicable to entire Premises for the first full month of the Lease Term that occurs after the expiration of any free rent period applicable to Phase 1 or Phase 2 shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Tenant’s Tenant Improvements shall comply with the sustainability guidelines (which shall in no event be greater than the requirements for LEED Gold certification as of the date of this Lease) attached hereto as Schedule 4.
3.2    Abated Base Rent and Tenant's Share of Direct Expenses. Notwithstanding anything to the contrary in this Lease, provided Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure periods, Tenant shall be entitled to (i) an abatement of Base Rent equal to $67.00 per RSF for 106,506 for four months plus $67.00 per RSF for 145,215 RSF for one month (the “Base Rent Abatement”) and (ii) an abatement in Direct Expenses equal to $21.75 per RSF for 145,215 RSF for one month, for a total abatement of Base Rent and Direct Expenses equal to $3,452,619.94 (the “Total Rent Abatement”). Approximately seventy three percent (73%) of the Total Rent Abatement in an amount equal to $2,532,277.93 shall be allocated to Phase 1 of the Premises (the “Phase 1 Rent Abatement”). The Phase 1 Rent Abatement shall be offset by Tenant against Base Rent and Direct Expenses payable by Tenant under this Lease commencing on the Phase 1 Lease Commencement Date. Approximately twenty Seven percent (27%) of the Total Rent Abatement in an amount equal to $920,343.01 shall be allocated to Phase 2 of the Premises (the “Phase 2 Rent Abatement”). The Phase 2 Rent Abatement shall be offset by Tenant against Base Rent and Direct Expenses payable by Tenant under this Lease commencing on the Phase 2 Lease Commencement Date.

ARTICLE 4

ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay Tenant's Share of the annual Direct Expenses. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 4.4, below (and Landlord’s obligations to refund or otherwise tender payment to Tenant and Tenant’s obligations to pay to Landlord under this Article 4 shall survive early expiration or termination of this Lease).
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1     "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.2     "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant and not more than one (1) time during the Lease Term, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses and Capital Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.3     "Operating Expenses" shall mean all reasonable expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, but subject to the limitations contained in this Lease, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (including electric service consumed by Building systems and in the Common Areas), the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii)  the cost of contesting any governmental enactments (or other actions) which may affect Operating Expenses (but only to the extent of actual savings in Operating Expenses), and the costs incurred in connection with a legally mandated transportation system management program or similar program; (iii) the cost of all premiums for all reasonable and customary insurance carried by Landlord in connection with the Project as reasonably determined by Landlord (including, without limitation, commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood and other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be reasonably required by any lessor under any present or future ground or underlying lease of the Building or Project or any holder of a mortgage, trust deed or other encumbrance now or hereafter in force against the Building or Project or any portion thereof); (iv) the cost of landscaping, decorative features and/or artistic lighting, and relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair, restoration, and maintenance of a capital nature only (any other costs for the parking areas shall be excluded from Operating Expenses); provided, however, that any such parking area capital expenditure shall be amortized (including interest on the unamortized cost at an annual interest rate actually paid by Landlord but in no event more than the prime rate of interest then published by the Wall Street Journal or an equivalent replacement rate if the Wall Street Journal no longer publishes such a rate of interest) over its useful life as reasonably determined in accordance with sound real estate management and accounting principles, including, without limitation, resurfacing, repainting, restriping and cleaning; (vi) property management fees (subject to the Management Fee Cap as defined in Section 4.2.3.19 below), reasonable consulting fees (including, without limitation, any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all contractors, engineers, consultants and all other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, administration, maintenance and repair of the Building and the Project; (vii) payments under any equipment rental agreements; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost at an annual interest rate actually paid by Landlord but in no event more than prime rate of interest then published by the Wall Street Journal or an equivalent replacement rate if the Wall Street Journal no longer publishes such a rate of interest) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which actually reduce costs incurred for the operation, cleaning or maintenance of the Project, or any portion thereof (not to exceed the savings in Operating Expenses), or (B) that are required under any governmental law or regulation first enacted or enforced after the date of this Lease; provided, however, that any capital expenditure shall be amortized (including interest on the unamortized cost at an annual interest rate actually paid by Landlord but in no event more than prime rate of interest then published by the Wall Street Journal or an equivalent replacement rate if the Wall Street Journal no longer publishes such a rate of interest) over its useful life as reasonably determined in accordance with sound real estate management and accounting principles (collective, the "Allowed Capital Amortization"); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services to the Project which do not constitute "Tax Expenses" as that term is defined in Section 4.2.8, below; (xv) all reasonable administrative costs of applying and reporting for the Project or any part thereof to seek or maintain certification (excluding the cost of any capital alterations, improvements or additions) under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar industry standard system or standard; and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument solely to the extent pertaining to the sharing of costs by the Project or related to the use or operation of the Project:
Notwithstanding anything to the contrary in this Lease, the following items shall be excluded from Operating Expenses:
4.2.3.1     costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development or future development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for tenants occupying space in the Project (including spec space) or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
4.2.3.2     except as set forth in items (v), (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
4.2.3.3     costs for which the Landlord is entitled to be reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles, subject to any limitations contained in this Lease), and electric power costs or other costs for which any tenant directly contracts with the provider;
4.2.3.4     intentionally omitted;
4.2.3.5     costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;
4.2.3.6     the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project;
4.2.3.7     amount paid as ground rental for the Project by the Landlord;
4.2.3.8     overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
4.2.3.9     any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;
4.2.3.10     rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;
4.2.3.11     all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
4.2.3.12     costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
4.2.3.13     any costs expressly excluded from Operating Expenses elsewhere in this Lease;
4.2.3.14     costs to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and
4.2.3.15     expenses and costs relating in any way whatsoever to the identification, testing, monitoring and control, encapsulation, removal, replacement, repair, or abatement of any "Hazardous Materials" (as that term is defined in Section 29.33 below) within the Building or Project;
4.2.3.16     costs, expenses or fees incurred in correcting latent defects and/or structural defects in the Base Building and the Project;

4.2.3.17     to the extent the Base, Shell and Core relating to the entire Premises is not in compliance with Applicable Laws as of the Delivery Date (as defined in the Tenant Work Letter), the costs of bringing the Base, Shell and Core relating to the entire Premises into compliance with Applicable Laws;
4.2.3.18     to the extent the Common Areas are not in compliance with Applicable Laws as of the date Landlord receives a certificate of occupancy or temporary certificate of occupancy (or their legal equivalent) for the Base, Shell and Core, the costs of bringing the Common Areas into compliance with Applicable Laws; and
4.2.3.19     fees payable by Landlord for management of the Project in excess of three percent (3%) (the "Management Fee Cap") of base rental paid for any calendar year or portion thereof.
4.2.3.20     earthquake deductibles that are in excess of those that Landlord reasonably determines are at a market rate for similar buildings located in the City and County of San Francisco after competitively bidding its earthquake insurance program; provided, however, that Tenant’s Share of the total earthquake deductible included in Operating Expenses for any earthquake event shall in no event exceed three dollars and no/100 ($3.00) per rentable square foot of the Premises.
4.2.3.21     Any costs, fines or penalties incurred due to violations by Landlord of any law, order, rule or regulations of any governmental authority which was in effect (and as enforced) as of the Lease Commencement Date except where such costs, fines or penalties are incurred by Landlord for violations of any such law, order, rule or regulation that is ultimately determined to be invalid or inapplicable;
4.2.3.22     Key man and other life insurance, long-term disability insurance and health, accident and sickness insurance, except only for group plans providing reasonable benefits to persons of the grade of building manager or general manager and below who are employed and engaged in operating and managing the Building;
4.2.3.23     the cost of replacement of all or a material portion of the roof of the Building;
4.2.3.24     reserves in excess of an amount allocable to one (1) year;
4.2.3.25     Landlord’s entertainment and travel expenses, including for hosting events at the Project;
4.2.3.26     Costs of litigation, negotiation or arbitration (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes pertaining to Landlord or the Building (unless the litigation is the result of Tenant’s actions);

4.2.3.27     costs of the initial stock of tools and equipment for operation, repair and maintenance of the common area;
4.2.3.28     costs incurred in the construction, maintenance, repair or replacement of any buildings in the Project; and
4.2.3.29     capital expenditures except as expressly set forth in this Section 4.2;
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the variable components of Operating Expenses and Tax Expenses for such year to determine the amount of Operating Expenses and Tax Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses and Tax Expenses for such year.
Following the conclusion of the first Lease Year and throughout the Lease Term thereafter, Tenant’s Share of Controllable Operating Expenses (as hereinafter defined) shall not increase more than five percent (5%) per Lease Year over Tenant’s Share of Controllable Operating Expenses paid by Tenant for the prior Lease Year on a non-cumulative, non-compounding basis.  “Controllable Operating Expenses” shall mean all Operating Expenses (including any management fee), excepting insurance premiums, charges for common area utilities and Taxes (if any).
4.2.4     Taxes.
4.2.4.1     "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof and accruing during the Lease Term.
4.2.4.2     Subject to the limitations set forth in this Lease, Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the above building standard tenant improvements in the Premises that are clearly indicated on a tax bill (provided that Tax Expenses shall exclude improvements allocable to other tenants of the Project), or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
4.2.4.3     Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease; and (vi) documentary transfer taxes, estate taxes, federal and state income taxes, and fines, penalties or interest resulting from late payment of taxes.
4.2.4.4     Any rebates, refunds or abatements of Taxes received by Landlord and applicable to the Term of this Lease subsequent to payment of Tax Expenses to the Premises by Tenant shall be refunded to Tenant on a pro rata basis within ten (10) days of receipt thereof by Landlord.  Any such rebate, refund or abatement realized by Landlord prior to payment by Tenant shall result in an immediate reduction in the Tax Expenses then due to Landlord from Tenant.
4.2.4.5     If an assessment is payable in installments, Tax Expenses for any calendar year during which such assessment is payable shall include the amount of the installment and any interest due and payable during such calendar year.
4.2.4.6     Intentionally Omitted.
4.2.4.7     Tenant shall have the absolute right to require that Landlord contest or resist, in good faith and by appropriate proceedings, such increased Tax Expenses, or to contest the validity of the amount or rate of any increase or proposed increase in the Tax Expenses, or any factor used in the calculation or determination of any increase or proposed increase in Tax Expenses.  Tenant agrees to reimburse Landlord as a part of Direct Expenses for Tenant’s Share of the reasonable costs and expenses paid or incurred by Landlord for professional and other services (including, but not limited to, reasonable fees and expenses of consultants, attorneys, appraisers and experts) in connection with good faith efforts to lower Tax Expenses or resist increased Tax Expenses to the extent such tax savings benefit Tenant and are attributable to Landlord’s efforts. Landlord shall only refuse to make such contest if Landlord reasonably and in good faith determines after consultation with competent and reasonably experienced tax consultants that a refund or other such beneficial adjustment to Tax Expenses is unlikely. Landlord shall notify Tenant prior to the commencement of any such consent or appeal or promptly following notice of any reassessment of the Project.
4.2.5     "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary. Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises, as set forth in Section 2.2 of the Summary, by 100, and dividing the product by the total number of rentable square feet in the office area of the Building.
4.3    Cost Pools. Landlord shall have the right, from time to time, to equitably and reasonably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable and good faith discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable and reasonable manner.
4.4    Calculation and Payment of Direct Expenses. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1     Statement of Actual Direct Expenses and Payment by Tenant. No later than one hundred twenty (120) days following expiration of any Expense Year, Landlord shall give to Tenant following the end of each Expense Year, a reasonably detailed statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due or within thirty (30) days, whichever is later, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall at Tenant’s election receive either a credit or cash refund in the amount of such Excess against Rent next due under this Lease (any cash refund to be tendered to Tenant within thirty (30) days of the Statement). Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Landlord shall in no event be entitled to collect any Direct Expenses from Tenant which Direct Expenses are not included in a Statement tendered to Tenant prior to the expiration of the second calendar year following the calendar year in which the Direct Expense was incurred.
4.4.2     Statement of Estimated Direct Expenses. In addition, prior to the commencement of the next Expense Year, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time during any Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1     Tenant shall be liable for and shall pay ten (10) business days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord following ten (10) days prior written notice to Tenant, reasonably pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2     If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, and the tax bill clearly and unequivocally reflects higher valuations as applicable to such tenant improvements then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
4.5.3     Notwithstanding any contrary provision herein, but without duplication of payment of Tax Expenses, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6    Intentionally Deleted.
4.7    Landlord's Book and Records.
4.7.1     In General. In the event that Tenant disputes the amount of Additional Rent set forth in any annual Statement delivered by Landlord, then subject to the terms of Section 4.7.2 of this Lease, Tenant shall have the right to provide written notice to Landlord that it intends to inspect Landlord's accounting records for the Expense Year covered by such Statement during normal business hours ("Tenant Review"). The Tenant Review may only be conducted by employees of Tenant and/or independent certified public accountants (a "Third Party Auditor"), which Third Party Auditor (i) shall be retained by Tenant pursuant to a commercially reasonable, non-contingency fee arrangement, and (ii) shall be reasonably approved by Landlord prior to the performance of any such audit, and (iii) shall be retained by Tenant at Tenant’s expense except as expressly provided herein.

Any Tenant Review shall take place at Landlord's principle office in Dallas Texas, and Landlord will provide Tenant with reasonable accommodations at Landlord’s principle office for such Tenant Review and reasonable use of such available office equipment, but may charge Tenant for photocopies at Landlord's actual cost. Tenant shall provide Landlord with not less than two (2) weeks’ prior written notice of its desire to conduct such Tenant Review. In connection with the foregoing review, Landlord shall furnish Tenant with such reasonable supporting documentation relating to the subject Statement as Tenant or its third party auditor may reasonably request, including any previous audit conducted by Landlord with respect to the Expense Year in question. In connection with such inspection, Tenant and Tenant's agents must agree in advance to follow Landlord’s reasonable and industry standard rules and procedures regarding inspections of Landlord’s records and must execute a commercially reasonable confidentiality agreement relating to such audit. In the event Tenant elects to use a Landlord approved Third Party Auditor for the performance of the Tenant’s Review then the results of such Tenant’s Review shall be binding upon both Landlord and Tenant; provided, however, if Tenant elects to use an employee for the performance of Tenant’s Review then the results of such Tenant’s Review shall not be binding upon Landlord and Landlord may elect to contest same.. In no event shall Tenant have the right to conduct such Tenant Review if Tenant is then in material or monetary default beyond all applicable notice and cure periods under Section 19.1.1 of this Lease, including, without limitation, in default of Tenant's obligations with respect to the payment by Tenant of all Additional Rent amounts described in the Statement which is the subject of Tenant’s Review, which payment, at Tenant’s election, may be made under dispute. Landlord's Statement or Supplemental Statement and Landlord and Tenant are unable to resolve such dispute, then Tenant may submit the matter to arbitration pursuant to binding arbitration using the American Arbitration Association and its expedited commercial dispute rules. The results of such arbitration (the "Arbitration Award") shall be final and binding upon both Landlord and Tenant. If the resolution of the parties' dispute with regard to the Additional Rent shown on the Statement, pursuant to the Arbitration Award reveals an error in the calculation of Tenant's Share of Direct Expenses to be paid for such Expense Year, the parties' sole remedy shall be for the parties to make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute. Tenant shall be responsible for all costs and expenses associated with Tenant's Review, and Tenant shall be responsible for all reasonable audit fees, attorney's fees and related costs of Tenant relating to an Arbitration Award (collectively, the "Costs"), provided that in any event, if the parties' final resolution of the dispute involves the overstatement by Landlord of Direct Expenses for such Expense Year in excess of three percent (3%), then Landlord shall be responsible for all Costs. Subject to the terms of Section 4.7.2 of this Lease, this provision shall survive the termination of this Lease to allow the parties to enforce their respective rights hereunder.
4.7.2     Termination of Rights. In the event that, within twenty four (24) months following receipt of any particular Statement or Supplemental Statement, as applicable, Tenant shall fail to either (i) fully and finally settle (by written agreement) any dispute with respect to such Statement or Supplemental Statement, as applicable, or (ii) submit the dispute to arbitration in accordance with the terms of Section 4.7.1, above, then

Tenant shall have no further right to conduct a Tenant Review or to dispute the amount of Additional Rent set forth in the applicable Statement or Supplemental Statement, as applicable.
ARTICLE 5

USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld only in Landlord's reasonable discretion.
5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or unreasonably injure or annoy them or use or allow the Premises to be used for any unlawful or reasonably objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance (including, without limitation, foul or noxious odors in connection with the operation of the Cafeteria)(the parties hereby acknowledge and agree that any normal or reasonable food odors shall not be deemed to be foul or noxious) in, on or about the Premises. Notwithstanding the foregoing, (i) if occupants of the building reasonably complain of excessive cooking odors emanating from the Premises, or (ii) if a government entity notifies Tenant or Landlord of a violation of any federal, state or local law as a result of such cooking odors emanating from the Premises, the parties shall notify each other in writing (which writing shall include a copy of the government violation notice), Tenant shall, within fifteen (15) days after Tenant’s receipt of a government notice or Landlord’s written notice, deliver a written proposal to Landlord outlining a solution to the odor problem for Landlord’s reasonable approval (and for the approval of any applicable governmental agency that has appeal rights). Tenant shall implement the Landlord approved solution within sixty (60) days after Tenant’s receipt of Landlord’s written notice of approval. Tenant’s failure to strictly comply with the requirements of this provision shall be a default under the Lease. Further, if Tenant fails to address the issue of odors emanating from the Premises within the time frames set forth herein the Landlord may elect in Landlord’s sole discretion, to develop and implement its own reasonable odor control plan in the Premises and Tenant shall reimburse Landlord for the actual and reasonable out of pocket cost of developing and implementing the Landlord plan, which costs shall include a five percent (5%) supervision fee. Landlord shall in no event enter into any such easements, covenants, conditions and restrictions that reduce Tenant’s rights or increase Tenant’s obligations in more than a di minimis amount as set forth in this Lease.

5.3    Tenant's Bicycles. Tenant's employees shall be permitted to bring their bicycles ("Bicycles") into the designated portions of the Building, subject to the provisions of this Section 5.3, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord's reasonable discretion) that do not unreasonably interfere with Tenant's ability to park its Bicycles as contemplated herein and provided to Tenant, and only to the extent such Bicycles are used for commuting to and from work by such employees. AT NO TIME ARE RIDERS ALLOWED TO RIDE ANY BICYCLE IN THE PREMISES, THE PROJECT PARKING FACILITIES, THE BUILDING, OR ANYWHERE ELSE WITHIN THE PROJECT. RIDERS MUST ALWAYS WALK THEIR BICYCLES WITHIN THE PROJECT BOUNDARIES. Tenant may permit its employees to bring their bikes into the Premises provided that only the designated freight elevator is used to transport Bicycles and that all other Building rules and regulations are followed at all times. Landlord shall ensure at all times a freight elevator is available to accommodate Tenant’s Bicycles access to the Premises. If a freight elevator is not available, Tenant’s employees may bring Bicycles onto a passenger elevator (in such event, at its election, Landlord may specifically identify a passenger elevator to use as the replacement elevator to transport Bicycles to the Premises during the period the freight elevator is not functional), and, at Tenant’s election, may also park their Bicycles in the Tenant Bicycle Storage Area or the General Bicycle Storage Area (as defined in Section 5.3.1 below), at no charge to Tenant. Tenant shall be liable for any damage in the Common Areas resulting from Bicycles being brought into the Building. Storage of any Bicycle anywhere on the Project other than as expressly set forth in this Section 5.3 is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.
5.3.1     General Bicycle Storage Area. Tenant shall have the non-exclusive right, on a first-come, first-served basis, at no cost to Tenant, to utilize that portion of the Building's B1 Level designated by Landlord for the day use parking of operable non-motorized Bicycles by tenants and occupants of the Building, together with showers and day use lockers (collectively, the "General Bicycle Storage Area"). Notwithstanding the foregoing, Landlord will ensure that there will be space at all times for at least one hundred fifty (150) bicycles for Tenant’s use in the General Bicycle Storage Area.
5.3.2     Intentionally Omitted.
5.3.3     In General. Motorized vehicles of any kind, including motorcycles and mopeds, are prohibited in the Bicycle Storage Area, as is the storage of any property other than Bicycles. Each rider shall use the Bicycle Storage Area at is sole risk. Landlord specifically reserves the right to reasonably change the location, size, configuration, design, layout and all other aspects of the Bicycle Storage Area at any time (provided that no such action will materially diminish the capacity of the Bicycle Storage Area on other than a reasonably temporary basis), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Bicycle Storage Area for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord has no obligation to provide any security whatsoever in connection with the Bicycle Storage Area except as expressly set forth in this Section 5.3. Landlord shall provide twenty-four (24) hours per day, seven (7) days per week, reasonable access control services for the

General Bicycle Storage Area in a manner materially consistent with the services provided by landlords of Comparable Buildings. As set forth in Section 5.3.2 above, Tenant shall be responsible for the provision of any access control services for the Tenant Bicycle Storage Area. Notwithstanding anything to the contrary set forth in this Section 5.3, except to the extent caused by Landlord’s or its agents’ employees and/or contactors’ negligence or willful misconduct, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Bicycle Storage Area of any person. Upon the expiration or earlier termination of this Lease, Tenant shall have removed all Bicycles belonging to its employees from the Bicycle Storage Area and Tenant, at Tenant's sole cost and expense, shall repair all damage to the Bicycle Storage Area caused by the removal of Tenant's property therefrom (excepting normal wear and tear therefrom), and if Tenant fails to repair such damage, Landlord may undertake such repair on account of Tenant and Tenant shall pay to Landlord upon demand the reasonable and actual cost of such repair. If Tenant fails to remove any Bicycles at the expiration or earlier termination of this Lease, Landlord may dispose of said Bicycles in such lawful manner as it shall determine in its sole and absolute discretion, but in any event in a manner in compliance with Applicable Laws.
5.4    Cafeteria. Tenant shall have the right to construct, either as part of the initial Tenant Improvements or subject to the terms of Article 8, below, cafeteria space (the "Cafeteria") within the Premises. Tenant shall have the right to operate (or retain a qualified, reputable third-party vendor, reasonably approved by Landlord, to operate) the Cafeteria to provide food service to Tenant's employees and guests only, provided the Cafeteria shall be operated in a first-class manner, including, without limitation, the requirement that Tenant shall provide, at Tenant's sole cost and expense, janitorial services and pest control services to the Cafeteria space in a manner consistent with a similar first-class project. If and only to the extent required by Applicable Laws, then Tenant shall be required to install grease traps, grease storage facilities and grease interceptors and other similar equipment to service the cafeteria as well as kitchen exhaust systems to minimize odors and to perform other sound attenuation measures as Landlord may reasonably require. Tenant shall be solely responsible for designing its Cafeteria in a manner that complies with all Applicable Laws. If Tenant is not permitted to install the Cafeteria by applicable governmental entities then Tenant shall redesign the area that would have been devoted to the Cafeteria so that it does so comply with such Applicable Laws or Tenant may elect to abandon its plans for the installation of the Cafeteria in which case such area shall be used in a manner that is otherwise in compliance with the Permitted Use. Tenant shall use commercially reasonable efforts to minimize any cooking odors emitted from the Premises other than through ventilation equipment and systems installed to service the cafeteria. Subject to the provisions of Section 5.2 above, Landlord hereby acknowledges and agrees that normal and customary food odors may from time to time emanate from the Cafeteria. If applicable, Tenant shall use commercially reasonable efforts to maintain a food service rating of "A" (or such other highest department of health or other applicable governmental authority having jurisdiction or similar rating as is available). Tenant shall, at the expiration of the term of this Lease, remove all of the Cafeteria improvements from the Premises unless Landlord notifies Tenant in writing no less than one hundred fifty (150) days prior to the expiration of the Lease Term that Landlord will permit Tenant to leave the Cafeteria improvements in place after the end of the Term.

5.5    Tenant's Dogs.
5.5.1     In General. Subject to the provisions of this Section 5.4, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time, and expressly subject to any and all applicable governmental rules and regulations, Tenant shall be permitted to bring housebroken, non-aggressive, fully domesticated, fully-vaccinated, dogs into the Premises ("Tenant's Dogs"). Tenant's Dogs must enter the Building via the designated entrance to the Building lobby and across a path of travel through the Building lobby directly to the freight elevator for vertical access to the Premises. Tenant’s Dogs are not permitted in any Common Areas other than as necessary for ingress and egress to and from the Premises. Tenant's Dogs shall be strictly controlled and supervised at all times by Tenant's employees. Tenant's Dogs must be on leashes and within the handler's immediate control while in any area of the Project outside of the Premises. To the extent Tenant’s Dogs are required to utilize a specific elevator to access any portion of the Premises, such elevator shall be in good working order and repair and available at all times including after Building Hours. If such elevator is not reasonably available, Tenant’s Dogs may access the Premises by way of any other elevator servicing the Building. Within five (5) business days following Tenant's receipt of Landlord's request, Tenant shall provide Landlord with reasonable satisfactory evidence showing that all current vaccinations have been received by the Tenant's Dogs. Tenant's Dogs shall not be brought to the Project if they are ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog related noises or odors to emanate from the Premises, and in no event shall Tenant's Dogs be at the Project overnight or for any extended period of time. Tenant's Dogs shall not bark excessively or otherwise create a substantial nuisance at the Project. All bodily waste generated by Tenant's Dogs in or about the Project shall be immediately removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized to a condition consistent with Landlord's commercially reasonable standards applicable thereto. Any specific Tenant's Dogs shall not be permitted to enter the Project if such Tenant's Dogs previously exhibited substantiated dangerously aggressive behavior. Tenant's Dogs shall not unreasonably or adversely interfere with other tenants or those having business in the Building or Project. Tenant shall continue in effect and enforce Tenant’s internal policy regarding dogs as set forth in Exhibit L; provided, however, in the event of a conflict between any Applicable Laws and Tenant’s internal dog policy as set forth on Exhibit L, the requirements of the Applicable Laws shall control. Landlord shall have the unilateral right at any time following notice to Tenant and the expiration of five (5) business without cure, to rescind Tenant's right to have a specific one of Tenant's Dogs in the Premises if such dog at the Project is a substantial nuisance (as defined below); provided, however, that such rescission shall in no event reduce the total number of Tenant’s Dogs permitted at the Premises. For purposes hereof, one of Tenant's Dogs may be found to be a “substantial nuisance” if such dog routinely defecates in the Common Areas and the soiling is not immediately removed and disposed of in the manner set forth above in this Section 5.5.1, damages or destroys property in the Project other than Tenant’s property, exhibits clear and objective threatening behavior that a reasonable man would determine to be threatening or if such dog or their owner fails to comply with Applicable Laws or Tenant’s internal policy regarding dogs as set forth in Exhibit L. Tenant’s Commercial General Liability Insurance policies (as required under Section 10 of this Lease) shall contain no exclusion for Tenant’s Dogs so that such Tenant insurance policies cover Landlord as the insured against any and all claims of bodily injury, personal injury and property damage that may arise as a result of the presence of Tenant’s Dogs on the Premises and/or in the Building.
5.5.2     Costs and Expenses. Tenant shall pay to Landlord, within thirty (30) business days after demand, all costs incurred by Landlord in connection with Tenant's Dogs presence in the Building, Premises or Project, including, but not limited to, extraordinary janitorial costs, waste disposal, landscaping, repair, administrative, and reasonably and necessary legal costs and expenses.
5.5.3     Indemnity. The indemnification provisions of Article 10 of this Lease shall apply to any claims arising due to any of Tenant's Dogs.
ARTICLE 6

SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1     HVAC. Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for reasonably normal comfort for normal office use in the Premises (which shall mean maintaining office conditions at the levels set forth as part of the “Base Building Items” set forth in Schedule 2 to the Tenant Work Letter) from 7:00 A.M. to 7:00 P.M. Monday through Friday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (collectively, the "Holidays"). Tenant shall, at no additional cost to Tenant, cooperate reasonably with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems, provided that the foregoing shall not interfere with Tenant’s business operations in and Permitted Use of the Premises. Landlord shall perform regular maintenance and repairs of Building HVAC system and shall cause such system to perform in accordance with the design specifications set forth in the "Base Building Items" set forth in Schedule 2 to the Tenant Work Letter.
6.1.2     Electricity. Landlord shall provide reasonably sufficient electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment), provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of four (4) watts per usable square foot (excluding power for restroom, showers, supplemental cooling and kitchen areas, for which no less than four (4) additional watts per usable square feet of the Premises shall be provided) of the Premises, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding thirty (30) amperes (equipment used for the kitchen(s) shall be allocated additional amperes as needed), and (ii) the connected electrical load of Tenant's lighting fixtures does not exceed an average of eight-tenths (.8) watts per usable square foot of the Premises during the Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant's lighting will be at a nominal one hundred twenty (120) volts. Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining and for the installation of any additional electrical service to the Premises that is in excess of the specifications outlined above, including but not limited to any such additional service required for the operation of Tenant’s Cafeteria. As part of the Tenant Improvements on or immediately after the Phase 1 Delivery Date and the Phase 2 Delivery Date (as applicable), Tenant shall, at Tenant's sole cost and expense, install devices to separately sub-meter Tenant's electrical use at the Premises, and in such event, Tenant shall pay the actual and reasonable cost of electrical service directly to Landlord without markup as set forth below and the cost of electrical service shall be excluded from Operating Expenses. Bills for electricity shall be rendered once a month, and shall be payable by Tenant as Additional Rent (and not as an Operating Expense) within thirty (30) days of rendition thereof. Such electric bill shall include the cost of electric service consumed in the Premises pursuant to this Lease. The amount to be charged to Tenant by Landlord per KW and KWHR of electric service shall be the actual cost at which Landlord from time to time purchases such KW and KWHR of electricity utilized in the Building for the same period from the utility company calculated as set forth below. Such cost shall be determined by dividing the amount billed by the utility company for the KWs and KWHRs consumed in the Building during each respective billing period by the total number each of KWs and KWHRs consumed by the Building for such billing period as appearing on the utility company invoice. So long as the same does not materially increase the cost of any improvements or alterations constructed by or on behalf of Tenant, Tenant will design Tenant's electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant's fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.
6.1.3     Water. Landlord shall provide city water from the regular Building outlets for drinking, kitchen (including the Cafeteria), lavatory and toilet purposes in the Common Areas and the Premises.
6.1.4     Passenger Elevator Service. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours and, shall have at least one (1) passenger elevator available at all other times, including on the Holidays, except in the event of emergency, and shall provide nonexclusive, non-attended automatic passenger elevator service during Building Hours only.
6.1.5     Freight Elevator Service. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
6.1.6     Janitorial Service. Landlord shall provide customary weekday janitorial services to the Premises (excluding the Cafeteria and any other portions of the Premises used for the storage, preparation, service or consumption of food or beverages), except the date of observation of the Holidays, in and about the Premises and customary occasional window washing services (not less than twice per calendar year for the Building with windows in the lobby areas cleaned monthly), each in a manner consistent with other Class "A" office buildings located in the vicinity of the Project and in any event, no less than the janitorial specifications set forth in Exhibit M.
6.1.7     Risers. Subject to Landlord's reasonable rules, regulations, and restrictions and the terms of this Lease, Landlord shall permit Tenant to utilize the existing Building risers, raceways, shafts and conduit to the extent (i) there is available space in the Building risers, raceways, shafts and/or conduit for Tenant's use, which availability shall be determined by Landlord in Landlord's sole and absolute discretion, and (ii) Tenant's requirements are consistent with the requirements of a typical general office user. Notwithstanding the foregoing, in no event shall Tenant be entitled to use less than Tenant’s share of any such Building risers, raceways, shafts and conduit. Tenant shall not be required to pay any fee for the use of such Building risers, raceways, shafts and/or conduit. Tenant may only use vendors selected by Landlord to provide services to Tenant through the use of the Building risers, raceways, shafts and conduit. As of the date of this Lease, Landlord’s approved contractors for the work described above are Skyline, Plant and HDC Co. Tenant may submit to Landlord the name and reasonably detailed background information for another reputable contractor for Landlord’s approval which Landlord may grant or withhold in Landlord’s sole discretion.
6.1.8     Security Personnel. Landlord shall provide reasonable security services for the Building and in the Project parking facility in a manner materially consistent with the services provided by landlords of the Comparable Buildings. During the Term and any extensions thereof, Landlord shall retain a security vendor on a twenty-four (24) hour per day, seven (7) day per week basis, with three (3) security personnel present during normal business hours and swing shifts, and one (1) to two (2) security personnel present after normal business hours (including weekends and Holidays). In addition, after Building Hours, all access to the Building entrances will be restricted via a card reader system with further appropriate and reasonable card key restrictions in the elevators consistent with Comparable Buildings. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person. Subject to Applicable Laws and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the Common Areas of the Building, other than Common Areas requiring access with a

Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year.
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease in either case in a manner that materially and adversely affects the Building. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the actual and reasonable cost thereof, including the cost of installation, operation and maintenance, and increased wear and tear on existing equipment, shall be paid by Tenant to Landlord within thirty (30) days of billing by Landlord, which billing shall include reasonable documented evidence of all such costs. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days of billing, which billing shall include reasonable documented evidence of all such costs, the cost of such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the actual and reasonable increased cost directly to Landlord (within thirty (30) days of Tenant’s receipt of a bill therefor, together with reasonable documented evidence of such costs), including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. Landlord agrees that the operational controls for the Building’s mechanical systems shall be designed to enable Tenant, through the use of an automated HVAC control system, to remotely control the operation of the HVAC fans and/or the cooling tower systems serving the Premises and to engage such equipment from the Premises at times when Tenant desires to use such heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease. Notwithstanding anything to the contrary herein, there shall be no charge for after-hours use of the HVAC fans if Tenant elects to do so without running the HVAC condenser system. If Tenant elects to run the HVAC condenser system, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of Landlord’s billing, the cost of such after-hours HVAC consumption at the Building’s then standard after-hours rate which as of the date of this Lease is $150.00 per hour. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation of any gas service to the Premises, including but limited to the Cafeteria.
6.3    Interruption of Use. Subject to the terms and conditions set forth below in this Section 6.3, notwithstanding anything to the contrary contained herein, to the extent permitted by Applicable Law, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as expressly set forth below) or otherwise, for failure to furnish or delay in furnishing any service (including telephone, telecommunication, water and sewer, HVAC, and electrical services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction (constructive or otherwise) or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Notwithstanding the foregoing, Tenant hereby waives the provisions of California Civil Code Section 1932(1), and any other existing or future laws permitting the termination of this Lease due to an interruption, failure or inability to provide any services.  In addition, the foregoing waiver shall not apply to damage to Tenant’s property in the Premises only if and to the extent the same is caused by Landlord’s negligence or willful misconduct and, in such event, any such claim of Tenant shall be limited to the foreseeable, direct and actual damages incurred by Tenant.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.  Landlord may comply with voluntary controls or guidelines promulgated by any Governmental Authority relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.
Notwithstanding anything to the contrary contained in this Lease, if at any time during the Lease Term all or any portion of the Premises, except for a space of less than one hundred (100) square feet of the Premises which is not critical to Tenant’s operations, is rendered untenantable (a) for a reason within Landlord’s commercially reasonable control for a period of five (5) consecutive business days or (b) for any reason other than due to any act or omission of Tenant or any Tenant Parties for a period of five (5) consecutive business days (individually, items (a) and (b) are referred to as an “Eligibility Period”), Base Rent and Tenant’s obligation to pay Tenant’s Share of Operating Expenses shall abate to the extent that such portion of the Premises is rendered untenantable, commencing on the date immediately following the applicable Eligibility Period and continuing for the time period and to the extent that all or such portion of the Premises remains untenantable.  If at any time during the Lease Term at least forty percent (40%) of the Premises is rendered untenantable for any reason for a period of one hundred eighty (180) consecutive days following the Eligibility Period and the same is not due to any act or omission by Tenant or any Tenant Party, then Tenant may, at its option, elect to terminate this Lease as to either all of the Premises or merely the untenantable portion of the Premises, upon at least thirty (30) days’ prior notice to Landlord, which notice must be delivered within thirty (30) days after the expiration of such 180 day period; provided, however, that if the Premises are no longer untenantable within ten (10) days after receipt of Tenant’s termination notice, Tenant’s exercise of its termination right shall be void.  Tenant’s rights and remedies under this Section 6.3 are in addition to, and not in lieu of, any right or remedies Tenant has at law, except to the extent such rights or remedies are waived by Tenant in this Lease. The foregoing termination right shall not apply if the Service Failure is due to fire or other casualty.  Instead, in such an event, the terms and provisions of this Lease with respect to the same shall apply.
6.4    Tenant Security System. Tenant shall be entitled to install a separate security system for the Premises and may include, without limitation, key-card systems, security lighting and video monitoring equipment (including at the entry points of the fire stairs, to the extent Tenant is permitted to utilize the same pursuant to Section 6.5 below) ("Tenant's Security System"), either as an Alteration (pursuant to the terms and conditions of Article 8) or as a part of the initial Tenant Improvements being constructed pursuant to the terms and conditions of Exhibit B; provided, however, (i) Tenant shall ensure that Tenant's Security System is compatible with any security system installed by Landlord, (ii) the plans and specifications for Tenant's Security System shall be subject to Landlord's reasonable approval, and (iii) the installation of Tenant's Security System shall otherwise be subject to the terms and conditions of Article 8 of this Lease and/or the Tenant Work Letter, as applicable. At Tenant's sole cost, Tenant shall be permitted to tie Tenant's Security System into the Building Systems if requested by Tenant provided that (a) Tenant's Security System is compatible with the Building Systems and (b) Tenant's Security System does not materially and adversely interfere with the Building Systems. In addition, Tenant shall have the right to contract directly with Landlord's security contractor as well as utilize its own employees or third parties to perform security services within the Premises. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of Tenant's Security System in the event of a malfunction.
6.5    Fire Stairs. Landlord hereby agrees that Landlord shall not prohibit Tenant from using the fire stairs between the contiguous floors of the Premises for the regular travel of employees between such floors, except to the extent Landlord is otherwise formally ordered by a governmental entity having jurisdiction over the Premises to so prohibit Tenant from such use. In the event of any such formal order, Landlord shall cooperate with Tenant, at no cost to Landlord, to appeal or otherwise overturn or amend such order, all at Tenant’s election and at Tenant’s direction. Tenant shall have the right to have such fire stairs, and the door(s) to access such fire stairs on each floor of the Premises, monitored and accessed by a security system installed by Tenant pursuant to Section 6.5 of this Lease. Landlord hereby makes no representation to Tenant as to whether or not the use of the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors is allowed under applicable Laws.
ARTICLE 7

REPAIRS
Landlord shall at all times during the Lease Term maintain in good condition and operating order the structural portions of the Building, including, without limitation, the foundation, floor slabs, ceilings, roof, columns, beams, shafts, stairs, stairwells, escalators, elevators, base building restrooms the exterior walls and windows of the Premises and all Common Areas (collectively, the "Building Structure"), and the Base Building mechanical, electrical, life safety, plumbing, gas, sprinkler and HVAC systems installed or furnished by Landlord and any other service systems of the Building (collectively, the "Building Systems"). Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to repair the Building Structure and/or the Building Systems except to the extent required because of Tenant's use of the Premises for other than normal and customary business office operations. Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease

Term. In addition, Tenant shall, at Tenant's own expense, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; Landlord may, but shall not be required to, enter the Premises in accordance with Article 27 of this Lease to make such repairs or perform required maintenance on those matters for which Landlord is liable under this Lease, or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Excluding Tenant's self-help rights expressly set forth in this Lease, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect. Landlord shall exercise reasonable efforts to perform any of Landlord’s repair and maintenance obligations within the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8. For Specialty Alterations (as defined below) Landlord will notify Tenant at the time Tenant’s plans for such work are approved of whether Landlord will require removal of all or any portion of the Specialty Alteration at the expiration of the term.  For Alterations that are decorative or cosmetic Alterations and for any Alterations that Tenant may install without Landlord’s consent, Landlord will notify Tenant at the expiration of the term if Landlord will require removal; provided, however, Tenant may request at the time it notifies Landlord of any decorative or cosmetic Alterations that Landlord notify Tenant whether such decorative or cosmetic Alterations are to be removed and, in such event, Landlord shall inform Tenant of the same within five (5) days of Tenant’s request.  At least one hundred eighty (180) days prior to the expiration of the Term either Landlord or Tenant may request, in a written notice to the other, a walk-through of the Premises at which time Landlord may (i) notify Tenant in writing of the requirement to remove Alterations with respect to those Alterations which Landlord has not previously identified as not a required removable, and (ii) reverse, in a written notice to Tenant, any prior decision to remove a Specialty Alteration in favor of leaving it in place.

Tenant shall have no obligation to remove any Alterations that are consistent with its Permitted Use, including, without limitation, any Alterations that are typical office improvements. Notwithstanding the foregoing, unless otherwise notified in writing by Landlord, Tenant shall remove, at Tenant’s cost, all "Specialty Alterations". "Specialty Alterations" shall mean any Alterations or Tenant Improvements that are not specially related to office use and including without limitation, the Cafeteria and any interconnecting stairs installed by Tenant.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem reasonably desirable using good faith prudent business judgement, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request at the time Landlord grants consent, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Any contractors, subcontractors, or materials suppliers that are not on the approved list shall require the approval of Landlord, which Landlord shall not unreasonably withhold, condition, or delay, so long as they are qualified union contractors. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's reasonable construction rules and regulations (attached hereto as Exhibit B-1; provided however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall mean the Building Structure and Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations (if any are produced and if not produced then Tenant shall so deliver a copy of a marked set of Tenant’s construction drawings) as well as all permits and approvals issued by any governmental agency in connection with the Alterations.
8.3    LEED Certification. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a Leadership in Energy and Environmental Design (LEED) certificate (a “LEED certification”) from the US Green Building Council (“USGBC”) for the Project (or portion thereof), or other applicable certification in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at Landlord’s sole cost and expense

(except as expressly included in Operating Expenses), promptly cooperate at no costs with the Landlord’s efforts in connection therewith and provide Landlord with documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain reasonable standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of non-proprietary documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project).
8.4    Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall comply with Landlord's reasonable requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors. . If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a fee to compensate Landlord in an amount equal to the following: (i) if the cost of the work is less than twenty five thousand dollars ($25,000.00), Tenant shall pay to Landlord a fee in the amount of four percent (4%) of the cost of such work; and (ii) if the cost of the work is at least twenty five thousand dollars ($25,000.00) but less than fifty thousand dollars ($50,000.00), Tenant shall pay to Landlord a fee in an amount equal to three percent (3%) of the cost of such work; and (iii) if the cost of the work is fifty thousand dollars ($50,000.00) or higher, Tenant shall pay a fee to Landlord in the amount of two percent (2%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work (provided, however, that any such costs shall not exceed a total of $1,500.00 per Alteration).
8.5    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other reasonable and industry standard insurance as Landlord may reasonably require in commercially reasonable and industry standard amounts, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance in a commercially reasonable and industry standard amount reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease. For Alterations in excess of Five Hundred Thousand Dollars ($500,000.00) and only if the Guaranty is no longer in effect, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.6    Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord (provided that in any event Tenant may claim the applicable tax deduction for any Alterations to the extent paid for by Tenant). If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith, except to the extent such claim results from the negligence or willful misconduct of any of the Landlord Parties. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any such work on the Premises which may give rise to a lien on the Premises, Building or Project (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall discharge and release any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to discharge and release such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10

INSURANCE
10.1    Indemnification and Waiver. Subject to the terms and conditions of this Lease, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively,

"Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant except to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project while acting in the scope of their relationship to Tenant or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its, actual, out of pocket, reasonable costs and expenses incurred in such suit, including without limitation, its actual and reasonable professional fees such as reasonable appraisers', accountants' and attorneys' fees. Except to the extent arising out of the negligence or willful misconduct of Tenant or any of the Tenant Parties (as defined below), Landlord shall defend, protect, indemnify and hold harmless Tenant and each of the Tenant’s investors, officers, partners, subpartners, members, managers, lenders and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from and against any and all losses, costs, damages, actions, causes of actions, proceedings, liens, fines, penalties, expenses and liabilities (including without limitation court costs and reasonable attorneys’ fees incurred in connection with the proceeding whether at trial or on appeal)  to the extent caused by the negligence or willful misconduct of Landlord or a Landlord Party including in connection with any injury or death of any person or damage to or destruction of property occurring in, on or about the Premises, any Common Areas, the parking facility or elsewhere in or about the Project or in the vicinity of the Project. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations under any insurance policies carried by either party pursuant to this Lease.  The prevailing party shall be entitled to recover its actual and reasonable attorney fees and court costs incurred in enforcing the foregoing indemnification and release obligations.
10.2    Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all reasonable and customary insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant’s use permitted hereunder shall not cause an increase in insurance premium. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body to the extent applicable to Tenant’s use of the Premises as permitted by this Lease.

10.3    Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1     Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements and in no event will such insurance policies exclude coverage for any liability that may arise as a result of the presence of Tenant’s Dogs on the Premises and/or in the Building pursuant to Section 5.5 above) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured's participation
Notwithstanding anything to the contrary herein, Landlord may raise the above coverage amounts if any current or future Mortgagee reasonably requires higher limits of liability and/or to match the then current amount of coverage required by landlords of similar buildings in the same downtown San Francisco area
10.3.2     Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
10.3.3     Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant and Landlord under this Lease shall in no event limit the liability of Tenant and Landlord, as applicable, under this Lease. Such Tenant insurance shall (i) with respect to liability coverage, name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably consistent with the commercial leasing market in the geographic region in which the Project is located. Tenant shall provide to Landlord at least ten (10) days prior notice of cancellation or material adverse change in Tenant’s insurance so that it becomes less than the coverages required by this Lease. Tenant shall deliver certificates of its policies to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such certificate, Landlord may, at its option and after notice and Tenant’s failure to show evidence of such coverage within five (5) business days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.
10.5    Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building. Notwithstanding the foregoing, Tenant shall not be required to increase any such coverages during the first three (3) full years of the Lease Term.
10.7    Landlord Coverage.  During the Lease Term Landlord shall keep in full force and effect insurance against loss or damage by fire and other casualty to the Building under then available standard forms of “all-risk” (i.e., “special cause of loss”) insurance policies, in an amount equal to the replacement value thereof (such insurance being referred to herein as “Landlord’s Property Policy”), and a policy or policies of commercial general liability insurance insuring against liability with respect to the Project including, without limitation, contractual liability and specific coverage for the indemnity described in Section 10.1 hereof, with minimum combined single limits of liability of Five Million Dollars ($5,000,000) per person and Five Million Dollars ($5,000,000) per occurrence for injury to persons including death resulting therefrom, and Five Million Dollars ($5,000,000) per occurrence for damage to property, which limits of liability Landlord may increase from time to time to a level then generally maintained by prudent business organizations for the coverage of comparable risks covering buildings in the same general geographic region as the Building.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (“Casualty”).  If (a) the Premises, (b) any Common Areas serving or providing access to the Premises, or (c) Building Systems servicing the Premises, shall be damaged by Casualty, and Landlord or Tenant does not elect to terminate this Lease in accordance with the terms below, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11 and all applicable Laws, restore the damaged portions of the Base Building (including within the Premises), Common Areas and/or such Building Systems.  Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other Applicable Laws or by the holder of a mortgage on the Building or Project, or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Upon the occurrence of any Casualty to the Premises, Tenant shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and provided this Lease is not terminated, Tenant shall replace such Tenant Improvements and Original Improvements to their condition set forth in this Section 11.1.  Such restoration by Tenant shall be to substantially the same condition of the Tenant Improvements and Original Improvements prior to the Casualty, except for modifications required by zoning and building codes and other Laws or any other modifications to the Premises deemed desirable by Tenant, and shall be performed as an Alteration pursuant to the terms of this Lease.  Tenant may use its insurance proceeds for such purpose.  In the event that, pursuant to the foregoing, Tenant performs the repair and/or restoration of the Tenant Improvements and the Original Improvements, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant for the Permitted Use as a result thereof.  If a portion of a floor of the Premises shall be damaged by Casualty, Tenant shall be reasonably permitted to cease operations on the entire floor and receive a rent abatement for the entire floor so vacated only if Landlord is reimbursed from the proceeds of insurance purchased by Landlord as part of Operating Expenses or otherwise receives insurance proceeds from any of Landlord’s insurance coverages (to the extent Landlord receives insurance proceeds for less than the entire floor, Tenant shall receive such rent abatement to the extent of such insurance proceeds so received by Landlord).  Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith (when such repairs are made without the payment of overtime or other premiums) subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control.  In the event that any of Tenant’s Building signage to which Tenant is entitled at the time of a Casualty event is damaged or destroyed due to such Casualty event and Landlord, using good faith prudent business judgment, determines that the subject Building signage (or any portion thereof) may be restored, Tenant shall be entitled to restore such Building signage at Tenant’s sole cost and expense.  If Landlord, using good faith prudent business judgment, determines that any portion of the Building signage may not be restored, Landlord shall use commercially reasonable efforts to provide Tenant with Building signage substantially similar to the damaged or destroyed Building signage.
11.2    Landlord’s Option to Repair.  Within sixty (60) days following Landlord’s knowledge of the occurrence of any Casualty, Landlord shall deliver notice (the “Damage Notice”) to Tenant of the time needed to repair the damage to the Premises and the Project caused by such Casualty (the “Repair Period”).  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Base Building and Building Systems in the Premises, the Building and/or the Project, and instead terminate this Lease, by notifying Tenant in writing of such termination in a Damage Notice within sixty (60) days after Landlord’s knowledge of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment following reasonable due diligence, repairs cannot reasonably be completed within one (1) year after the date of delivery of the Damage Notice (when such repairs are made without the payment of overtime or other premiums); or (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be, and alternative financing for the Building or Project is unavailable at reasonable rates; or (iii) except with respect to five hundred thousand dollars ($500,000.00), the damage is not covered by Landlord’s insurance policies (excluding deductible amounts), and would not have been covered by insurance had Landlord carried the insurance required to be carried by Landlord under this Lease).  In addition, in the event of a Casualty which does not solely affect the Premises, Landlord shall not terminate this Lease (y) in bad faith solely in an effort to achieve a higher rental payable on the Premises, or (z) unless Landlord also terminates other leases of one full floor of the Building or more which leases have more than twenty-four (24) months of term remaining and which Landlord has the right to terminate pursuant to the terms thereof (provided that the foregoing limitation on Landlord’s termination right hereunder shall in no event apply to the ground floor of the Building).
11.3    Tenant’s Termination Right.  If a portion of the Premises, Building Systems servicing the Premises or Common Areas providing access to the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord reasonably estimates that the damage caused thereby cannot be repaired within one (1) year after the delivery of the Damage Notice, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after Landlord delivers the Damage Notice.  If neither party elects to terminate this Lease following a Casualty pursuant to the terms of this Article 11, and if Landlord does not complete the restoration of the Premises within the greater of (i) eighteen (18) months following the Casualty, or (ii) sixty (60) days after the Repair Period estimated by Landlord to repair the damage caused by such Casualty as specified in the Damage Notice, as the same may be extended by delays caused by Tenant, its agents or employees, Tenant may terminate this Lease by delivering written notice (“Damage Termination Notice”) to Landlord within ten (10) business days following the expiration of such 18-month or 60-day period, as applicable (as the same may be extended as set forth above) and prior to the date upon which Landlord substantially completes such restoration.  Such termination shall be effective as of the date specified in Tenant’s Damage Termination Notice (but not earlier than thirty (30) days nor later than ninety (90) days after the date of such notice) as if such date were the date fixed for the expiration of the Lease Term.  If Tenant fails to timely give such Damage Termination Notice, Tenant shall be deemed to have waived its right to terminate this Lease, time being of the essence with respect thereto.  Notwithstanding the foregoing, if upon the receipt of Tenant’s Damage Termination Notice, Landlord reasonably believes it can complete the restoration of the Premises within thirty (30) days following the receipt of such Damage Termination Notice, Landlord may, in its sole discretion, elect to proceed with such restoration and, provided Landlord substantially completes such restoration within such thirty (30) day period, Tenant’s election to terminate shall be null and void.
11.4    Damage Near End of Term.  Either Landlord or Tenant shall have the right to terminate this Lease if any Casualty to the Premises occurs during the last twenty-four (24) months of the Lease Term (but reflecting any Extension Term previously exercised by Tenant) where Landlord reasonably estimates pursuant to a Damage Notice that the repair of such Casualty cannot be completed within ninety (90) days after the date of such Casualty.
11.5    Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.  The rights given Tenant under this Article 11 are in lieu of and override any rights that Tenant may have by statute or under other applicable Laws.
ARTICLE 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. No payment of Rent by Tenant after a breach by Landlord shall be deemed a waiver of any breach by Landlord.
ARTICLE 13

CONDEMNATION
13.1    Taking and Award.  If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose and, in the case of any partial taking the same shall require, in the opinion of Landlord, a substantial alteration or reconstruction of the remaining portions thereof or if the partial taking is for a critical or material portion of the Building or Project as determined by Landlord, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation (a “Condemnation”), Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if all reasonable access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith including any claim for the value of the unexpired portion of the Lease Term, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
13.2    Waiver of Statutory Provisions.  Tenant waives the benefit of Sections 1265.110 through 1265.160 of the California Code of Civil Procedure, and agrees that the provisions of this Article 13 shall govern in the event of any Condemnation.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers.  Tenant shall not without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to individually as a "Transfer," and, collectively, as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard and commercially reasonable consent to Transfer documents (including but not limited to Landlord’s consent document) in connection with the documentation of Landlord’s consent of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (collectively, the “Transfer Review Fees”), within thirty (30) days after written request by Landlord.  Except as otherwise expressly provided herein, the Transfer Review Fees shall not exceed $5,000.00 (the “Cap”).  If: (a) Tenant fails to execute Landlord’s commercially reasonable standard form of consent without material changes thereto and without material negotiation of such consent agreement, and (b) Landlord shall notify Tenant that the Transfer Review Fees reasonably may exceed the Cap as a result of any such changes and/or negotiation, and (c) Tenant elects to proceed with such changes and/or negotiation, then the Cap shall not apply and Tenant shall pay to Landlord the Tenant Review Fees in full.   In the event that Tenant fails to notify Landlord of its election as provided in subsection (c) above within two (2) business days following Landlord’s notice to Tenant of the excess described in subsection (b) above, then Tenant shall be deemed to have elected proceed with any such changes and/or negotiation and the Cap shall not apply.  Concurrently with delivering a Transfer Notice to Landlord, Tenant shall deliver to Landlord an amount equal to $1,000.00, which amount constitutes an advance against the Transfer Review Fees.  Tenant shall not knowingly and in bad faith structure any proposed Transfer in such a way as to subvert Landlord’s consent rights, recapture rights and/or rights to receive the Transfer Premium.
14.2    Landlord’s Consent.  Landlord shall not unreasonably withhold its consent to any proposed sublease or assignment constituting a Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1     The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.2     The Transferee is a governmental agency or instrumentality thereof;
14.2.3     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested (provided, however, the forgoing shall not apply and Landlord shall not withhold consent to the proposed Transfer due to the reason set forth in this clause (d) if the Guaranty of Tenant’s obligations remains in full force and effect and such intended transferee is not insolvent);
14.2.4     The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;
14.2.5     The Transferee is of a character or reputation or engaged in a business that has been formally called into question in the general business community, and is not consistent with the quality of the Building or the Project; or
14.2.6     The proposed Transferee is a not for profit organization;
If Landlord disapproves of any proposed Transfer, Landlord’s response shall explain the grounds for such disapproval.  If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the identity of the Transferee or the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).
If Landlord fails to respond to Tenant’s Transfer Notice within thirty (30) days following Landlord’s receipt of Tenant’s Transfer Notice, Tenant shall have the right to provide Landlord with a second written Transfer Notice.  Tenant’s second request for consent must specifically and conspicuously state that Landlord’s failure to respond within an additional period of ten (10) days following Landlord’s receipt of such second notice shall be deemed to be an approval by Landlord.  If Landlord’s failure to respond continues for ten (10) consecutive days after its receipt of Tenant’s second request for consent, the Transfer for which Tenant has requested consent shall be deemed to have been approved by Landlord.  Notwithstanding the foregoing, the above thirty (30) day notice period shall not commence until Landlord has been provided with all reasonably detailed documentation requested by Landlord within fifteen (15) days following Landlord’s receipt of Tenant’s written request.
14.3    Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, as and when received by Tenant from such Transferee.  “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after first deducting the reasonable expenses incurred by Tenant for (i) any free base rent reasonably provided to the Transferee, (ii) any brokerage commissions, legal fees, and reasonable costs of subtenant improvements, including architectural fees in connection with the Transfer, (iii) marketing costs, and (iv) in the case of any sublease, any actual costs incurred by Tenant in separately demising the Subject Space.  Tenant hereby agrees to use commercially reasonable, good faith efforts to be paid all of the rents and other amounts due under the subject assignment or sublease agreement, as the case may be, and accordingly, Tenant shall from time to time as and when Landlord so request, inform Landlord of such commercially reasonable, good faith efforts to expended by Tenant.  “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  Landlord shall make a determination of the amount of Landlord’s applicable share of the Transfer Premium on a monthly basis as rent or other consideration is paid by Transferee to Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant’s Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer. No Transfer Premium shall be payable with respect to a Permitted Transfer.

14.4    Landlord’s Option as to Subject Space.  Except with respect to any Permitted Transfer, and otherwise notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Transfer Notice, to recapture the Subject Space if the term for the Transfer is for substantially all of the then-remaining Term of this Lease.  Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the later of (i) the date stated in the Transfer Notice as the effective date of the proposed Transfer, and (ii) sixty (60) days following the giving of the recapture notice, until the last day of the term of the Transfer as set forth in the Transfer Notice.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (i) Landlord shall install on a commercially reasonable basis at Landlord’s cost and expense, any corridor and/or demising wall which is required as a result of a recapture by Landlord pursuant to the terms hereof, and (ii) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.
14.5    Effect of Transfer.
14.5.1     If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form and content reasonably acceptable to Landlord, including, without limitation, at Landlord's option, a "Transfer Agreement," as that term is defined in this Section 14.5, below; (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  At Landlord’s request, Tenant shall provide documented evidence of the calculation of any Transfer Premium and if Landlord disputes any such documented evidence provided by Tenant then Landlord shall have the right to contest same at which time the dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration; provided, however, Tenant shall pay to Landlord the amount computed by Tenant as Landlord’s share of the Transfer Premium. If the Transfer Premium respecting any Transfer shall be found understated as reasonably and mutually determined by Landlord and Tenant (or as a result of the findings of the arbitration), Tenant shall, within thirty (30) days after demand, pay the deficiency.  All costs and expenses incurred by a party as a result of any such arbitration shall be paid by the prevailing party (that being the party whose position is closest economically to the amount determined to be the correct calculation of the Transfer Premium); provided, however, that if Tenant’s calculation of the Transfer

Premium was understated by Tenant by more than five percent (5%), Tenant shall reimburse Landlord for the reasonable and actual out of pocket costs and expenses paid by Landlord directly in connection with the arbitration.
14.5.2     If Tenant Transfers this Lease other than pursuant to a Permitted Transfer to an Affiliate, then (i) so long as the same is not prohibited by Applicable Law, Landlord shall deliver to Tenant and Guarantor a copy of each notice of default given by Landlord to the then-current Transferee under this Lease (whether the Tenant’s immediate assignee or otherwise) and (ii) Tenant or Guarantor may, at its election, elect to cure (and Landlord shall accept performance of any such cure by Tenant and/or Guarantor) all or any portion of the then-existing defaults of such current Transferee which are susceptible of cure by Tenant or Guarantor, in either case within the time periods set forth in this Lease (such time periods, with respect to Tenant and Guarantor being deemed to run from the date that Landlord’s notice of the defaults in question is delivered).  This Section 14.5.2 may not be amended or deleted without the express written consent of Guarantor, and for such purpose Guarantor shall be an express third party beneficiary hereunder.
14.5.3     If this Lease is terminated, whether voluntarily or by reason of an Event of Default of Tenant or if Landlord re-enters into possession of the Premises by reason of an Event of Default of Tenant with or without termination of this Lease, Tenant’s interest in all existing subleases shall be deemed assigned to and assumed by Landlord and such subleases shall become direct leases between Landlord and the subtenants thereunder.
14.6    Occurrence of Default.  If Tenant shall be in default under this Lease, then Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with a Transfer directly to Landlord (which payments Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.7    Additional Transfers.  For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, limited liability company or joint venture, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) within any twelve (12) month period of the partners, members or joint venturers, or transfer of more than fifty percent (50%) within any twelve (12) month period of partnership interests, membership interest or joint venture interests, or the dissolution of the partnership, limited liability company or joint venture without immediate reconstitution thereof, whether in a single transaction or in a series of unrelated or related transactions, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), any sale or other transfer, including by consolidation, merger, or reorganization, of more than fifty percent (50%) of the voting stock within any twelve (12) month period.
14.8    Deemed Consent Transfers.  Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above (unless such information is prohibited from being disclosed in which event Tenant shall notify Landlord no later than thirty (30) days after such effective date), (ii) Tenant is not in default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Original Tenant on the date of this Lease, and (iv) no assignment relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant's entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several.  An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee."  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.
14.9    Notwithstanding any provision of this Article to the contrary, Landlord’s prior written consent shall not be required for Tenant to permit or license other persons or entities with whom Tenant has ongoing business relations to share and use space occupied by Tenant provided that the following conditions are satisfied and performed with respect to such sharing and use of space (“Space Sharing”): (1) a sublease is not entered into with for any such user; and (2) Tenant shall be responsible for allowing or denying access to the Premises to any persons or entities with whom such Space Sharing arrangement exists, and Landlord shall have no responsibility or liability for any such access or lack of access to the Premises, and for purposes of entry to the Building, all persons claiming or using a Space Sharing arrangement shall be deemed to be, and treated as, visitors of Tenant, (3) and any such person using the Premises pursuant to a Space Sharing arrangement shall in no event violate any of the terms and conditions of this Lease, and (4) such users occupy less than twenty percent (20%) of the Rentable Square Footage of the Premises.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage caused by casualty which is not Tenant’s responsibility to repair and/or restore pursuant to the express terms and conditions of this Lease, and condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and the removal of any Specialty Alterations, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Landlord will inform Tenant of any restoration obligations for its initial Tenant Improvements at the time Landlord reviews Tenant’s final space plan.
ARTICLE 16

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be a tenancy at sufferance and in such case Base Rent and Additional Rent shall be payable at a per diem rate as follows: (i) during the first (1st) thirty (30) days of any such holding over period, Base Rent and Additional Rent shall be equal to (a) one hundred twenty five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (b) Additional Rent attributable to Direct Expenses; (ii) commencing on the thirty-first (31st) day of any such holdover period and continuing through and including the ninetieth (90th) day, Base Rent and Additional Rent shall be equal to (a) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (b) Additional Rent attributable to Direct Expenses; and (iii) commencing on the ninety-first (91st) day of any such holdover period and continuing thereafter, Base Rent and Additional Rent shall be equal to (a) two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (b) Additional Rent attributable to Direct Expenses.  Such hold over shall be subject to every other applicable term, covenant and agreement contained herein.  Notwithstanding the foregoing, the holdover rents described herein shall apply only to the portion of the Premises not surrendered by Tenant. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, commencing on the fifteenth (15th) day following the expiration of the Lease Term, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
Notwithstanding anything to the contrary contained above in this Article 16, if during any holding over period described above, Tenant surrenders a portion of the Premises to Landlord in accordance with all of the terms and conditions contained in this Lease respecting surrender of the Premises to Landlord, and which portion of the Premises comprises one or more full floor of the Building, the hold over rents payable by Tenant shall not apply to such surrendered portion of the Premises (as determined on a per square foot basis) as of the date Tenant so tenders possession of the Premises to Landlord.
ARTICLE 17

ESTOPPEL CERTIFICATES
17.1    Tenant Estoppel.  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E (provided that Tenant may correct any factual errors or misstatements in such executed estoppel certificate), attached hereto, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Landlord Mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  If Tenant fails to timely correct (if necessary), execute, acknowledge and deliver such estoppel certificate, Landlord may provide to Tenant a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE ACCEPTANCE OF AN ESTOPPEL CERTIFICATE”.  If Tenant fails to correct (if necessary), execute and deliver such certificate (or otherwise provide written comments to any proposed certificate delivered by Landlord) within a five (5) business day period following the receipt of Landlord’s second written request therefor, such failure shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate as prepared are true and correct, without exception.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant, otherwise, such statements shall be certified by the chief financial officer of Tenant.  Notwithstanding the foregoing, Landlord shall not request financial statements more than once per calendar year unless (i) Tenant is in default beyond all applicable notice and cure periods, or (ii) requested (a) in connection with a proposed sale or transfer of the Building by Landlord, or (b) by an investor of Landlord, any Landlord Party or any lender or proposed lender of Landlord or any Landlord Party.  In the event the Guaranty is in full force and effect, and Guarantor provides such financial statements to Landlord, Tenant shall not be obligated to provide any such financial statements pursuant to this Article 17.  So long as Tenant or Guarantor (if such Guaranty is in full force and effect) is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s or Guarantor’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.
17.2    Landlord Estoppel.  Landlord shall, within ten (10) business days after receipt of a written request from Tenant, execute and deliver to Tenant a statement certifying:  (a) the date of commencement and expiration of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified and stating the date and general title of any such modification documents,); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that, to Landlord’s actual knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in Landlord’s statement; and (e) such other factual matters as may be reasonably requested by Tenant.  Landlord may correct any factual errors or misstatements in such executed estoppel certificate.  Landlord agrees that any statement delivered pursuant to this Section 17.2 may be relied upon by any assignee, lender, subtenant or investor of Tenant.  Landlord irrevocably agrees that if Landlord fails to execute and deliver such certificate within such ten (10) business day period, Tenant may provide to Landlord a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE AN EVENT OF DEFAULT”.  If Landlord fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Tenant) within a five (5) business day period following the receipt of Tenant’s second written request therefor.
ARTICLE 18

MORTGAGE OR GROUND LEASE
18.1    Subordination.  This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Mortgage”), and to all advances made or hereafter to be made upon the security of such Mortgages, unless the holders of such Mortgages (collectively, “Landlord Mortgagee”) at any time, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in the standard form provided by such Superior Holders, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing (a “SNDAA”) executed by Landlord and the appropriate Superior Holder, which Landlord shall obtain at Tenant’s cost and expense.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such Mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and at the election of such successor, to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord’s interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord and/or Landlord Mortgagee, execute such further normal and customary commercially reasonable instruments or assurances as Landlord and/or any Landlord Mortgagee may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
18.2    Delivery of SNDA.  Landlord shall provide to Tenant, or cause its current Landlord Mortgagee to provide to Tenant, a non-disturbance, subordination, and attornment agreement executed by Landlord and the Landlord Mortgagee, substantially in the form attached hereto as Exhibit G, in favor of Tenant no later than forty-five (45) days after mutual execution and delivery of this Lease.  Following execution by Landlord Mortgagee, Tenant shall reimburse Landlord, as Additional Rent, fifty percent (50%) of all costs and expenses paid by Landlord to the Landlord Mortgagee in connection with preparation and negotiation of the form of nondisturbance, subordination and attornment agreement attached hereto as Exhibit G.  Landlord represents to Tenant that, as of the Lease Date there are no Mortgages of the Building or Project or any lien of any Mortgage now in force against the Building or Project or any part thereof except as follows: Industrial And Commercial Bank Of China (USA) NA.

ARTICLE 19

DEFAULTS; REMEDIES
19.1    Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant (an “Event of Default”):
19.1.1     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof within five (5) days following delivery of notice to Tenant of such failure to pay; or
19.1.2     Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3     The failure by Tenant to observe or perform according to the provisions of Articles 5, 10, 14, 17 or 18 of this Lease, or the failure by Tenant to observe or perform any other provision, covenant or condition of this Lease which failure, because of the character of such provision, covenant or condition, would immediately jeopardize Landlord's interest, where such failure continues for more than five (5) business days after notice from Landlord; or
19.1.4     Tenant's failure to occupy the Premises within thirty (30) business days after the Lease Commencement Date or the abandonment of all or a substantial portion of the Premises by Tenant during the term of this Lease.

The notice periods provided in this Section 19.1 are in lieu of, and not in addition to, any notice periods provided by law.
19.2    Remedies Upon Default.  Upon or at any time after the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:
19.2.1     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, to the extent permitted by applicable Law, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, actual and reasonable brokerage commissions and advertising expenses incurred, actual and reasonable expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any actual and reasonable special concessions made to obtain a new tenant; plus
(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.
The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by Law.  As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, or if such Federal Reserve Bank no longer exists, then the Federal Reserve Bank nearest the Project at the time of award plus one percent (1%).
19.2.2     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3     Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant.  At such time as Landlord elects to terminate this Lease on account of any default by Tenant beyond all applicable cure periods, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises in which event Landlord shall have the right, subject to the terms and conditions of this Lease and only to the extent permitted by applicable law, to repossess such affected portions of the Premises by any lawful means or Landlord may, in Landlord’s sole and absolute discretion but following judicial termination of this Lease, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements in which event Landlord may require any such sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its sublessor, licensor, concessionaire or transferor thereunder.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease following judicial termination of this Lease.
19.5    No Landlord Lien.  Notwithstanding anything in this Lease to the contrary, Landlord hereby waives any lien now or hereafter granted to Landlord, by statute, or otherwise, with respect to Tenant’s personal property, trade fixtures, inventories and/or stock and trade paid for by Tenant.  Upon Tenant’s written request, Landlord shall execute a statement acknowledging such lien waiver and providing Tenant's lender(s) access to the Project following the occurrence of an uncured default under the applicable loan documents for the purpose of removing Tenant's personal property on a commercially reasonable form.
19.6    Default by Landlord.
19.6.1     If Landlord fails to perform any of its obligations under this Lease, Landlord shall not be in default unless Landlord fails to perform such obligations within thirty (30) days after notice by Tenant to Landlord and any Landlord Mortgagee identified in writing to Tenant specifying the nature of the obligations Landlord has failed to perform; provided, however, that if the nature of Landlord's obligations is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
19.6.2     If a Landlord default occurs (as established pursuant to the terms and conditions contained in 19.8.1 above) which adversely affects Tenant's ability to use the Premises,

Tenant shall have the right to deliver to Landlord and all Landlord Mortgagees a written notice so stating (the "Second Notice"). If Landlord and all Landlord Mortgagees fail to diligently commence to cure such default within ten (10) days after receipt of the Second Notice, and if such default respects repair and maintenance obligations, Tenant shall have the right to take reasonable actions to cure such default for the account of Landlord. In the event Tenant exercises its rights under this Section 19.8.3, Tenant shall use only those contractors used by Landlord in the Building for work unless (a) such contractors are unwilling or unable to perform, or timely perform, such work, (b) such contractors are unwilling to perform such work for a price that is market-based, or (c) Landlord fails to identify who the approved contractors are for work in the Building within three (3) business days following Tenant's request therefor, in any of which events Tenant may utilize the services of any other qualified, appropriately insured, bonded and licensed (in the state in which the Building is located) contractor which normally and regularly performs similar work in comparable buildings. Prior to starting any such work, Tenant shall furnish Landlord with copies of contracts (redacted to reflect the warranties and guaranties provided for the benefit of Tenant and Landlord contained therein); necessary governmental permits and approvals; and evidence of contractor's and subcontractor's insurance. All such work shall be performed in a good and workmanlike manner using materials of a quality that is at least equal to the minimum quality for the Building. Tenant shall comply with the reasonable rules, regulations and procedures for the performance of work in the Building which have been provided to Tenant. Upon completion of any such work, Tenant shall furnish "as-built" plans (to the extent appropriate), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the work complies with all insurance requirements of this Lease and applicable laws.  If any such work will materially and adversely affect the structure of the Building, the exterior appearance of the Building, or any other tenant's leased space, Tenant shall not be permitted to perform such work.  If Landlord and all Landlord Mortgagees fail to reimburse Tenant within thirty (30) days after receipt of an invoice therefor (accompanied by reasonable documented evidence of the same), Tenant may offset any reasonable amounts incurred in connection therewith against Base Rent payable hereunder up to an amount equal to fifty percent (50%) of the then-in effect Base Rent over successive months until Tenant is reimbursed in full.  Tenant’s rights and remedies under this Section 19.8.3 are in addition to, and not in lieu of, any right or remedies Tenant has at law, except to the extent such rights or remedies are waived by Tenant or otherwise identified by Tenant as its sole remedy in this Lease.
19.7    Waiver of Consequential and Special Damages.  NEITHER TENANT NOR ANY TENANT AGENT SHALL BE LIABLE TO LANDLORD FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE UNDER THIS LEASE EXCEPT TO THE EXTENT EXPRESSLY ALLOWED IN SECTION 5.4 (HAZARDOUS SUBSTANCES) OF THIS LEASE AND PROVIDED THAT TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING SHALL NOT PREVENT LANDLORD FROM RECOVERING ANY AND ALL DAMAGES TO WHICH LANDLORD IS ENTITLED PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1951.2 AND 1951.4 FOLLOWING AN EVENT OF DEFAULT BY TENANT HEREUNDER.  NEITHER LANDLORD NOR ANY LANDLORD PARTY SHALL BE LIABLE TO TENANT UNDER THIS LEASE FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21

PARKING
The Building will have three (3) non-exclusive, unreserved electric car charging stations. Subject to the terms of this Article 21, Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, up to the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility. Tenant shall notify Landlord in writing of its election to use any parking passes at least thirty (30) days prior to the Lease Commencement Date or thirty (30) days prior to the first day of any calendar quarter, whereupon such parking passes shall be made available to Tenant. Subject to the maximum number of parking passes to which Tenant is entitled pursuant to the terms of Section 9 of the Summary of Basic Lease Provisions hereof, Tenant shall have the right, on a quarterly basis, to increase or decrease the number of parking passes rented by Tenant upon notice to Landlord not later than thirty (30) days prior to the first day of the calendar quarter in which the increase or decrease, as applicable, will occur, with respect to the number of parking passes Tenant desires to rent commencing the first day of the succeeding calendar quarter (i.e. January 1, April 1, July 1 and October 1). Tenant shall pay to Landlord for automobile parking passes on a monthly basis the rate charged from time to time at the location of such parking passes. The parties acknowledge that the initial parking rate will be $530.00 per parking space per month as of the Commencement Date. In no event will such parking rates increase by more than three percent (3%) per calendar year over the amount charged by Landlord for the immediately prior calendar year. In any event no other tenant at the Project shall be charged for parking in an amount less than the amount charged to Tenant. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities), Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. If any of Tenant’s employees do not comply with such rules and regulations following notice and reasonable opportunity to cure, Landlord may prohibit such employee from utilizing Tenant’s parking rights hereunder (which shall be Landlord’s remedy for any such violation)(as opposed to terminating Tenant’s parking rights hereunder). Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements provided that in no event shall Tenant’s total parking be reduced. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. Landlord and/or such parking operator may institute a valet and/or a valet assist program at any time. The parking passes rented by Tenant pursuant to this Article 21 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. To the extent Landlord grants reserved parking in the Parking Facility to any other party, Landlord shall be required to offer Tenant the same proportionate share of reserved parking.
ARTICLE 22

SECURITY DEPOSIT
22.1    Security Deposit. The Security Deposit set forth in Section 8 of the Summary of Basic Lease Information shall secure the performance of the Tenant's obligations hereunder. Following a default by Tenant beyond all applicable notice and cure periods, Landlord may, but shall not be obligated to, apply all or portions of the Security Deposit on account of Tenant's obligations hereunder. In the event that Landlord so applies all or a portion of the Security Deposit to Tenant's obligations hereunder (including, without limitation, amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code), Tenant shall be obligated, within ten (10) business days of receipt of notice from Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in above. Failure to deposit such cash shall be a default under the terms of this Lease. Provided Tenant is not in default beyond applicable notice and cure periods, any balance remaining upon the expiration of the Term, shall be returned to Tenant within thirty (30) days of the expiration or termination of the term of this Lease. Tenant shall not have the right to apply the Security Deposit in payment of the last month's rent. No interest shall be paid by Landlord on the Security Deposit. In the event of a sale of the Project, Landlord shall transfer the Security Deposit to the purchaser, upon such transfer Landlord shall have no further liability with respect thereto, and Tenant agrees to look solely to such purchaser for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit in a segregated account, and the Security Deposit may be commingled with other funds of Landlord. Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code.
22.2    Letter of Credit. At Tenant's election, in lieu of the cash security deposit in the amount set forth in above, Tenant will deliver to Landlord concurrently with Tenant's execution and delivery of this Lease to Landlord an irrevocable letter of credit payable in the City and County of San Francisco or in San Mateo County or Santa Clara County, issued for the benefit of the Landlord by a bank reasonably satisfactory to Landlord, in the amount of the required Security Deposit as set forth in Section 8 of the Summary of Basic Lease Information. Landlord hereby approves Bank of America as the issuing Bank. The letter of credit will be irrevocable for the term thereof and will provide that it is automatically renewable for a period ending not earlier than sixty (60) days after the expiration of the Term without any action whatsoever on the part of Landlord. However, the issuing bank will have the right not to renew said letter of credit on written notice to Landlord given not less than sixty (60) days before the expiration of the Term (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the expiration of the Term).
22.2.1     The letter of credit must be in the form of Exhibit H or otherwise reasonably acceptable to Landlord, and must provide, among other things, in effect that:
(i)    Landlord, or its then managing agent, will have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of Landlord's (or Landlord's then managing agent's) statement that the drawer is entitled to draw upon the letter of credit pursuant to this Lease, it being understood that if Landlord or its managing agent is a corporation, limited liability company, partnership or other entity, then such statement will be signed by an officer or member (if a corporation or limited liability company), a general partner (if a partnership), or any authorized party (if another entity);
(ii)    The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement;
(iii)    In the event of a transfer of Landlord's interest in the Project, Landlord will at no cost to Tenant transfer the letter of credit to the transferee and thereupon the Landlord will, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord.
(iv)    If, as a result of any such application of all or any part of such deficiency, security, the amount secured by the letter of credit is less than the amount of the required Security Deposit as set forth in Section 8 of the Summary of Basic Lease Information, Tenant will within ten (10) business days of Tenant’s receipt of notice of such deficiency, provide Landlord with additional cash or letter(s) of credit in an amount equal to the deficiency.

(v)    Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
22.2.2     Without limiting the generality of the foregoing, if the letter of credit expires earlier than sixty (60) days after the expiration of the Term, or the issuing bank notifies Landlord that it will not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable as above provided to sixty (60) days after the end of the Term upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, or (ii) if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Paragraph, Tenant, at least thirty (30) days before the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Paragraph, must deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in Section 22 hereof, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Paragraph, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Section.
ARTICLE 23

SIGNS
23.1    Definition. For purposes of this Lease, the term "sign" and "signage" shall mean signs, designs, monuments, logos, banners, projected images, pennants, decals, advertisements, pictures, notices, lettering, numerals or graphics.
23.2    Interior Signs. In addition to the signage permitted by Section 1.5 above and below in Section 23.3, Tenant, at its sole cost and expense, may install signage anywhere in the interior of the Premises, including in the elevator lobby of each floor of the Premises ("Tenant's Interior Signage"). Tenant's Interior Signage shall not include any Objectionable Name or Objectionable Content.
23.3    Exterior Signage Rights. Landlord and Tenant shall work together reasonably and in good faith to design a custom exterior branding and signage package for Tenant, subject only to any applicable governmental approvals and compliance with the requirements of the Architectural Approval Agreement and the Light, Air and View Easement with Russ Building Ventures LLC. Tenant shall have the exclusive right to install exterior signage on the Pine Street side of the Building, at the level of eyebrow signage and above and additional signage on the stone portion of the Bush Street side of the Building (which signage may be installed from and after the Phase 1 Delivery Date). Subject to the prior written reasonable approval of Landlord (which approval shall not be conditioned or delayed) and all applicable governmental authorities with proper jurisdiction Tenant shall have the right to install the following exterior signage in the Building outside of the Premises:

1.     Tenant may install up to 100 square feet of exterior signage on the Pine Street side of the Building.
2.     Tenant may install both a blade sign and surface mounted sign.
3.     The size of Tenant’s blade sign shall be a maximum of 32 square feet.
4.     Any surface mounted sign installed by Tenant may not be more than 100 feet high, and shall not be reasonably visible from inside the Building.
5.     The size of any surface mounted sign shall not exceed 68 square feet.

In addition to the above describe exterior signage, Tenant shall have the right to install one (1) traditional lobby sign near Tenant’s elevator bank. Tenant shall have the right to install a second (2nd) lobby sign that is not permanently attached to the Building but that is electronically projected on a wall of the lobby in a location and of a size and pixilation that is mutually approved by Landlord and Tenant.

The rights to install any of the above described signage (collectively, the "Tenant's Signage") shall be personal to the Original Tenant and any Permitted Transferee Assignee or Landlord approved assignee.
23.4    Specifications and Permits. Landlord shall approve any name, logo, graphics, content, materials, color, design, lettering, lighting, illumination, and specifications (including the method of attachment and the location) of Tenant's Signage, such approval not to be unreasonably withheld, conditioned or delayed. Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and the terms of that certain Architectural Approval Agreement and the Light, Air and View Easement between Lincoln ASB Bush, LLC, predecessor-in-interest to Landlord, and Russ Building Ventures LLC. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.
23.5    Objectionable Name. To the extent Tenant desires to change its name and/or logo, the name and/or logo shall not have a name or symbol which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is objectively inconsistent with the quality of the Project (an "Objectionable Name"). The parties hereby agree that the name "Atlassian, Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name.
23.6    Transfer of Tenant's Signage. Tenant may Transfer Tenant's Signage rights to any Permitted Transferee Assignee, and not any other Transferee of Tenant's interest in this Lease.
23.7    Leasing and Occupancy Requirements for Tenant's Exterior Building Signage. After delivery of possession of the Phase 2 Premises, Tenant's Signage rights with respect to the exterior of the Building may only be exercised if Original Tenant or any Permitted Transferee Assignee continues to lease at least 125,000 RSF of the Building; provided, however, if Tenant never accepts delivery of the Phase 2 Premises, Tenant shall not be permitted to install such exterior signage, or, if such exterior signage was installed, Tenant shall be required to remove any such Tenant’s Signage located on the exterior of the Building.
23.8    Cost and Maintenance. The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Tenant shall, at Tenant's own expense, keep Tenant's Signage in good order, repair and condition at all times during the Lease Term (as the same may be extended). Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage except for ordinary wear and tear. If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor together with reasonable supporting evidence. The terms and conditions of this Section 23.8 shall survive the expiration or earlier termination of this Lease.
23.9    Landlord and Other Tenant Signage. Subject to any limitations contained in this Lease, Landlord may install signage on, in or around the Building, identifying other tenants of the Building and the ownership of the Building (including Gemdale USA and its affiliates), in the locations set forth on Exhibit J, attached hereto. Other than the foregoing signage, Landlord shall have no right to place other signage at the Project (other than directory, suite and directional signage and signage identifying the Landlord) or grant signage rights to other tenants or occupants of the Project anywhere at the Project (other than signage within the interior of such tenants or occupants demised premises, and directory, suite and directional signage). Furthermore, Landlord may grant signage rights to any other tenant at any time that Tenant is no longer entitled to exercise its corresponding Tenant's Signage rights.
23.10    Building Directory. Tenant shall be entitled, at Landlord's sole cost and expense, to have its name listed on the building directory that services the Building.
ARTICLE 24

COMPLIANCE WITH LAW
24.1    Tenant's Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including any such governmental regulations related to disabled access

(collectively, "Applicable Laws"). Applicable Laws shall include, without limitation, all laws, rules, and regulations imposed by the Historic Preservation Commission and all design criteria applicable to the Project from all other sources. At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant's specific use of the Premises other than general office use, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements, or triggered by Tenant's use of the Premises for non‑general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent applicable to Tenant’s non-general office use of the Premises and at no cost to Tenant, to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord's efforts to comply with such standards or regulations. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24. Notwithstanding anything to the contrary contained in this Lease and any exhibit attached hereto, Landlord shall be liable to comply with all Applicable Laws respecting the Common Areas. Any liability of Tenant to comply with Applicable Laws in accordance with and as set forth in this Lease shall apply from and after the Phase 1 Commencement Date only.
24.2    Landlord's Obligations. Landlord shall comply with all Applicable Laws relating to the Base Building and Common Areas of the Project and to the Building to the extent applicable to general office use provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 of this Lease, above.
24.3    Accessibility. As of the Effective Date, there has been no inspection of the Building by a Certified Access Specialist ("CASp"), as referenced in Section 1938 of the California Civil Code. A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of fees for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Premises. Tenant is hereby advised that any CASp inspection shall be at Tenant's sole cost and expense and that any violation within the Premises shall be the responsibility of Tenant to correct. Any violation in the Common Area shall be the responsibility of Landlord, and shall constitute an Operating Expense, unless such violation is due to or triggered by alterations performed by Tenant, in which case is shall be Tenant’s responsibility to correct.
ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount; provided, however, that the foregoing late charge shall not apply to the first two (2) such late payments in any twelve (12) month period of the Term of this Lease or any extension thereto until following written notice to Tenant and the expiration of five (5) days thereafter without cure.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law.  Such late payment charge shall constitute liquidated damages to compensate Landlord for its damages resulting from such failure of Tenant to pay (provided that the foregoing in no event shall be deemed to amend, modify or reduce any of Landlord’s rights and remedies at Law or under this Lease in the event of any breach or default by Tenant hereunder or relieve Tenant of the obligation to pay the unpaid and due amounts).  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid on the date they are due shall bear interest from the date when due until paid at a rate per annum (the “Default Rate”) equal to the lesser of (i) the prime rate from time to time announced by Wells Fargo Bank (or, if Wells Fargo Bank shall not exist or shall cease to announce such rate, such other bank, as shall be reasonably designated by Landlord by notice to Tenant) to be in effect at its principal office in New York, New York plus two percent (2%) and (ii) the highest rate permitted by applicable law.
ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder
26.2    Tenant’s Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord the following sums (which sums shall bear interest from the date accrued by Landlord until paid by Tenant at a rate per annum equal to interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law), within thirty (30) days following delivery by Landlord to Tenant of statements therefor (including reasonable supporting documentation with respect thereto): sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right during normal Business Hours except in the event of an emergency and upon not less than one (1) business day written notice to Tenant (except in the case of an emergency, in which event no prior notice shall be required) to enter the Premises other than Secured Areas (except in the case of an emergency) to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, brokers, investors or (during the last twelve (12) months of the Lease Term only) tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building systems to the extent permitted by the terms and conditions of this Lease.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) to the extent permitted by applicable law, take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform.  Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes.  Notwithstanding the foregoing, except in emergency situations, as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and "Secured Areas," as that term is defined below.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.  Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or any Landlord Parties while the same are in the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may reasonably designate in writing certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information or for any other similar business purpose.  In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency (an emergency meaning threat of imminent harm or injury to persons or property).  Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas after coordinating any such necessary entry with Tenant in a manner that is acceptable to Tenant.
ARTICLE 28

NOTICES
All notices, demands, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. Any Notice given by an attorney on behalf of Landlord or by Landlord's managing agent shall be considered as given by Landlord and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
350 BUSH STREET OWNER, LLC
c/o Lincoln Property Company
55 Francisco Street, Suite 450
San Francisco, CA 94133
with copies to:
Prior to January 1, 2018:
Gemdale USA Corp.
c/o Stephen Hutto
301 N. Lake Street, Suite 300
Pasadena, CA 91101
After January 1, 2018:
Gemdale USA Corp.
c/o Stephen Hutto
680 E. Colorado Blvd, Suite 300
Pasadena, CA 91101
and

Starr Finley LLP
One California Street, Suite 300
San Francisco, California 94111
Attention: Eric C. Starr, Esq.
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1    Interpretation; Terms; Captions.  This Lease has been negotiated at arms’ length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof.  Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms.  Subject to any provision to the contrary in this Lease, whenever the consent or approval of a party is requested under any provision of this Lease or the Rules and Regulations or a matter is subject to the satisfaction, judgment or determination of a party under any provision of this Lease or the Rules and Regulations, except Landlord’s enforcement of any of its rights or remedies set forth herein or at Law following an Event of Default by Tenant or when such party is expressly authorized to make any such consent or determination in its sole discretion, such party shall not unreasonably withhold such consent or approval.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Light, Air or View Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  Under no circumstances whatsoever at any time during the Lease Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project, or any diminution, impairment or obstruction (whether partial or total) of light, air or view by any structure which may be erected on any land comprising a part of, or located adjacent to or otherwise in the path of light, air or view to, the Project, in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.
29.4    Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that, at no cost to Tenant, Tenant shall agree to modify this Lease and agrees to review, revise and execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a memorandum of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.
29.5    No Diminution of Value.   Landlord and Tenant expressly agree that Tenant shall have no liability to Landlord, its successors or assigns, for any diminution in value of all or a portion of the Building or Property as a result of (i) Tenant discontinuing operations of the Premises, (ii) an assignment or sublease or transfer of all or any part of Tenant’s interest in this Lease or the Premises to an assignee, subtenant or transferee, (iii) the termination of this Lease (provided that this Section 29.5 shall not be deemed to apply to the underlying reason for such termination); (iv) a recapture of the Premises by Landlord; and (vi) Tenant’s decision to eliminate the Building Naming Rights. Tenant acknowledges that the foregoing shall in no way limit Tenant’s obligations under Section 29.39 of this Lease.
29.6    Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease; Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease from and after the date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder accruing after the date of transfer provided that the grantee, assignee, or other transferee of such interest assumes such subsequent obligations and liabilities.  Such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
29.7    Prohibition Against Recording.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.8    Landlord’s Title.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.9    Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.10    Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.11    Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Lease or by law, the time periods for giving any such Notice and the taking of any action with respect to any such Notice.
29.12    Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.13    No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.14    Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building.  For purposes hereof, “the interest of Landlord in the Building” shall include rents due from tenants, proceeds from any sale of the Project, insurance proceeds, and proceeds from condemnation or eminent domain proceedings (prior to the distribution of same to any partner or shareholder of Landlord or any other third party).  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.15    Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.16    Right to Lease.  Except as expressly set forth in this Lease, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing following judicial termination of this Lease to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18    Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, terrorism, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
29.19    Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.  If there is more than one Landlord, the obligations imposed upon Landlord under this Lease shall be joint and several.
29.20    Authority.
29.20.1     Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Delaware and in registered to do business and in good standing under the laws of California, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, and (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so.
29.20.2     Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware and in registered to do business and in good standing under the laws of California, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, and (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so.

29.21    Attorneys’ Fees.  If either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22    Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (WHETHER NOW IN EFFECT OR HEREINAFTER ENACTED) TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY FAST-TRACK SUMMARY UNLAWFUL DETAINER PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23    Submission of Lease; Execution by Tenant.  Submission of this instrument for examination or signature by Tenant does not constitute an offer to lease the Premises to Tenant or reservation of, option for or option to lease.  This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.
29.24    Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  Landlord shall pay the commission due in connection with this Lease to the Brokers pursuant to a separate written agreement.

29.25    Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26    Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire except that in no event shall Landlord change the name of the Building to a name that incorporates the name of any of Tenant’s “Competitors” (as defined herein), nor shall Landlord change the name of the Building to a competitor that is identified as a “Named Competitor” (as set forth in the initial Named Competitor list below).  For purposes of this Section 29.26, a “Competitor” of Tenant shall mean enterprise software companies that (a) have a product, service, platform or app or any other electronic product competing directly against Tenant or any of its subsidiaries, (b) where a customer could choose between Tenant’s product or service or the potential competitors product or service, and (c) which are those companies that develop products for software developers, project managers, and content management. Tenant identifies each of the following ten companies and their affiliates as a “Named Competitor” as of the date of this Lease: (i) ServiceNow, (ii) Slack, (iii) Microsoft, (iv) Google, (v) GitHub, (vi) Facebook, (vii) Dropbox, (viii) Amazon, (ix) Salesforce, and (x) Zendesk. At any time during the term of this Lease, Tenant may revise and/or update the Named Competitor list upon ten (10) days prior written notice to Landlord by the replacement of Named Competitors with companies not already having signage on the Building (provided, however, if the replacement Named Competitor already has such signage on the Building then Landlord shall not be required to remove same).
In addition to the foregoing, in the event Landlord receives a bona fide offer from a third party that is not a Competitor or a Named Competitor to place signage on the Building and to thereby name the Building (a “Building Name Offer”), Landlord shall be obligated to deliver a written offer notice to Tenant containing the terms of the Building Name Offer. Tenant shall have a period of fourteen (14) days after its receipt of the Landlord’s notice to accept or reject Landlord’s offer to name the Building for Tenant on the terms set forth in the Building Name Offer. If Tenant rejects the offer set forth in Landlord’s notice or if Tenant fails to respond to Landlord’s notice within the fourteen (14) day notice period then Tenant shall be deemed to have rejected Landlord’s offer whereupon Landlord shall have the right to accept the offer as set forth in the Building Name Offer.
Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27    Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28    Confidentiality. Landlord and Tenant each acknowledges and agrees that it shall use commercially reasonable efforts to keep the terms and conditions set forth in this Lease confidential, except to the extent disclosure is required by applicable law, judicial order or subpoena or except as hereinafter provided. Each party shall be entitled to discuss and disclose the transaction with employees, agents, attorneys, consultants, potential and actual lenders, potential purchasers, members, investors and partners of such party. To the extent that disclosure is made to employees, consultants, agents, lenders, members, purchasers, investors and partners of such party commercially reasonable efforts shall be made to notify such parties of the confidentiality requirements under this paragraph. In addition, disclosure may be made to shareholders and other investors to the extent that such disclosure is required by financial accounting standards or in accordance with sound business practice. Without limiting the generality of this Section 29.28, Landlord shall not use Tenant's trademarks, trade names or other proprietary identifying symbols without the prior written approval of Tenant, which approval shall be granted or withheld in Tenant’s sole and absolute discretion.  In no event shall Landlord issue any press release or other similar communication regarding Tenant’s leasing of the Premises and/or that the parties have entered into this Lease without Tenant’s prior written approval.
29.29    Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or other improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction; provided that Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant’s operations within the Premises.  Landlord shall provide not less than ten (10) business days prior written notice (or such reasonable lesser notice if the construction is scheduled less than ten (10) business days prior to its commencement) of any construction which may affect or be visible from or audible within the Premises (provided that failure to provide such notice shall in no event be a breach or default by Landlord hereunder). Notwithstanding the foregoing, reasonable and customary construction of normal and customary general office tenant improvements in other premises in the Building shall not constitute a violation of this provision so long as industry standard practice for multi-tenant office buildings is followed.
29.30    Consent.  Landlord hereby represents and warrants that Landlord has secured all consents and approvals necessary to enter into this Lease
29.31    Intentionally Omitted.
29.32    No Relocation Rights.  Landlord shall have no rights to relocate Tenant without Tenant’s prior written approval, which may be withheld for any or no reason in Tenant’s sole discretion.
29.33    Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth in this Lease and any exhibits attached hereto, including the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, provided that Landlord shall make reasonable efforts to minimize any interference to Tenant’s business operations in the Premises. Landlord shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, except to the extent expressly set forth in this Lease.
29.34    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.35    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the "Lines") at the Project in or serving solely the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines located in or serving the Premises upon the expiration of the Lease Term or upon any earlier termination of this Lease. Nothing contained in this Section 29.35 shall limit or restrict any of Tenant’s rights that are expressly set forth in this Lease.
29.36    Hazardous Substances.
29.36.1     Definitions. For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
29.36.2     Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.
29.36.3     Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or Tenant’s Use of the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. Within thirty (30) days following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof but not more often than once in any given twelve (12) calendar month period. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.
29.36.4     Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant but in any event not less than five (5) business days, be granted access to and enter the Premises (other than the Secured Area) no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Any such entry shall otherwise comply with Article 27 of this Lease. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense and not as an Operating Expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws which Hazardous Materials are Tenant’s responsibility pursuant to the express terms and conditions of this Lease, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises which Hazardous Materials are Tenant’s responsibility pursuant to the express terms and conditions of this Lease or to comply with any Environmental Laws which is Tenant’s obligations pursuant to this Lease, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time but following reasonable prior written notice to Tenant, notwithstanding the above mentioned annual limitation, and if such inspection, assessment or audit reveals that Tenant has violated the terms of this Lease, then Tenant must reimburse Landlord for the reasonable and actual cost or fees incurred for such as Additional Rent within thirty (30) days after receipt of invoice together with reasonable supporting evidence.
29.36.5     Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials introduced to the Project by Landlord or a Landlord Party or otherwise present at the Project prior to the Phase 1 Delivery Date (the "Indemnified Hazardous Materials"). Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials, to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Tenant or a Tenant Party.
29.37    No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.
29.38    Right of First Offer. Landlord grants Tenant the one-time right of first Offer ("Right of First Offer") during the initial Term to lease the 7th, 8th, 9th and 17th, 18th, and 19th floors of the Building (the "Expansion Premises"), subject to any rights of the existing tenant to renew pursuant to renewal options in effect as of the date of this Lease. With respect to any vacant space that is part of the Expansion Premises as of the date of this Lease, Landlord shall provide an offer notice to Tenant and Tenant’s Right of First Offer on any such vacant space shall be in effect following Landlord’s leasing of such vacant space after the date of this Lease. The Right of First Offer is personal to Original Tenant and any Permitted Transferee. To the extent that Tenant has Transferred any portion of the Premises, Tenant shall not be entitled to exercise the Right of First Offer as to the number of floors that are subject to any Transfer. For example, if two (2) floors of the Premises are subject to a Transfer, then Tenant shall not be entitled to exercise the Right of First Offer as to the first two (2) floors of the potential Expansion Premises that first become available.
29.38.1     Conditions to the Right of First Offer. As a condition to Tenant’s ability to exercise the Right of First Offer, the following conditions must be met at the time of exercise: (a) the Lease must be in full force and effect; (b) Tenant is not in default beyond applicable notice and cure periods at the time it exercises the Right of First Offer; and (c) Tenant’s current financial condition, as revealed by its most recent financial statements, if any, and its tax returns for the immediately preceding calendar year, must demonstrate that Tenant has a Tangible Net Worth equal to One Hundred Fifty Million Dollars ($150,000,000.00).

29.38.2     Exercising Right of First Offer. Once the Expansion Premises is available for lease, Landlord will deliver to Tenant a written notice stating the terms and conditions under which Landlord intends to offer the Expansion Premises to the public for the lease (the "Landlord’s Notice"), including the Base Rent, which Base Rent shall be at fair market value, all relevant factors considered and the term. In the event that no less than thirty-six (36) months remains on the Term of this Lease at the time Tenant exercises this Right of First Offer, the Term for the Expansion Premises shall, at Tenant’s election, be coterminous with the Premises. In the event less than thirty-six (36) months remains on the Term of this Lease at the time Tenant exercises this Right of First Offer, Tenant may elect (1) to then exercise its option right extending the Term as set forth in Section 2.2 of this Lease (notwithstanding anything to the contrary contained in section 2.2.3 of this Lease), or (2) that the Term of this Lease applicable to the Expansion Premises be the term set forth in Landlord’s Notice. Tenant has ten (10) business days to respond to Landlord in writing whether Tenant as to whether it chooses to exercise the Right of First Offer and expand the Premises under the terms set forth in the Landlord’s Notice. If Tenant chooses to expand the Premises, the lease of the Expansion Premises will be on the terms and conditions of this Lease, as modified by the terms and conditions contained in the Landlord’s Notice. If Tenant chooses not to expand or fails to respond in writing to the Landlord’s Notice, Landlord is free to Offer the Expansion Premises on the open market and to lease the Expansion Premises at any time without regard to the restrictions in this provision and on whatever terms the Landlord may decide in its reasonable discretion but in any event not on economic terms more than ten percent (10%) more advantageous than the economic terms offered to Tenant.
29.39    Early Termination Right. Tenant shall have the one-time option to terminate this Lease effective on the ninth (9th) anniversary of the Phase 1 Lease Commencement Date (the "Effective Date of Termination"). Such right to terminate is conditioned upon Tenant providing Landlord with written notice of Tenant's election to terminate pursuant to this Section 29.36 no later than the date that is twelve (12) months prior to the Effective Date of Termination; and (ii) Tenant paying to Landlord, on or before the Effective Date of Termination, a termination fee equal to the present value of the remaining Base Rent obligation through the end of the remaining Term, discounted at a rate of 7.5% per annum from the Phase 1 Lease Commencement Date.
29.40     Roof Improvements. Subject to complying with all Applicable Laws and Tenant obtaining all necessary approvals, permits and consents from the applicable governmental authorities, Tenant shall have the right to occupy and use a portion of the roof of the Building in a location to be determined by Landlord (the "Roof Space") to install and maintain, at Tenant’s sole cost and expense: (i) a telecommunications antennas and satellite dish to the Premises and (ii) supplemental air conditioning equipment (to the extent necessary for the operation of Tenant’s business (collectively the "Roof Improvements"). The installation and use of the Roof Improvements by Tenant shall not negatively impact other existing Building tenants’ rights of quiet enjoyment or interfere with the delivery of any services (including telecommunications services) to or from such other tenants’ demised premises. If such installation and/or use of the Roof Improvements by Tenant so interferes with any other existing tenant in the Building or any of Landlord’s existing use of the roof, Landlord reserves the right to require Tenant to relocate the Roof Improvements to another part of the Building or the Building, change the frequency of the satellite dish or antennas or remove the same from the Roof Space, all of which shall be at Tenant’s sole cost and expense. Tenant shall not install more than the approved Roof Improvements in the Roof Space. No Additional Rent shall be due in connection with Tenant’s installation and use of the Roof Improvements, provided that Tenant’s use of the Roof Improvements is for Tenant’s sole and exclusive use and not for use by any third party. Tenant shall be solely responsible for the cost of and shall be responsible for obtaining any required governmental approvals (including but not limited to change in zoning, if necessary) for the Roof Improvements and installation, use and maintenance thereof. In addition Tenant shall be responsible for maintaining, repairing, insuring, removing and providing utility service to the Roof Improvements. The failure of Tenant to obtain any necessary approvals, licenses or permits to use and/or install any Roof Improvements shall not entitle Tenant to any Rent reduction or enable Tenant to terminate this Lease; the installation of the Roof Improvements is at Tenant’s sole risk, expenses and cost. In connection with Tenant’s installation of the Roof Improvements, Tenant shall not penetrate the roof or roof membrane or make any structural modifications to the Building without Landlord’s prior consent; any such penetration or structural modifications shall be performed by Landlord at Tenant’s cost, as determined by Landlord in its reasonable discretion. Tenant agrees to indemnify and hold Landlord harmless from and against any costs, damages or expenses related to Tenant’s installation, use, repair, maintenance or removal of the Roof Improvements including any adverse impact to or voiding of any of Landlord’s roof warranties. Upon completion of any Roof Improvements Tenant shall provide Landlord with as-built plans (if any are generated) and operating manuals for the same (to the extent in Tenant’s possession and control). Upon termination the Lease, Landlord may require Tenant to remove the Roof Improvements upon written notice to Tenant or Tenant may elect to remove the same. If Tenant removes the Roof Improvements or any portion thereof, it shall repair the applicable portion(s) of the Roof Space to the condition existing prior to the installation thereof. If Tenant fails to timely remove the Roof Improvements at the expiration of the Lease Term or any early termination thereof, Landlord shall have the right, but not the obligation to remove the same, restore any damage caused thereby, and charge Tenant, as Additional Rent hereunder, the cost of the removal and the restoration plus a fifteen (15%) administrative fee. The provisions of this Paragraph shall survive the termination or early expiration of the Lease.
29.41    Guaranty. Landlord's execution of this Lease is conditioned upon its receipt of a guaranty of Tenant's obligations under this Lease executed by the guarantor named in Section 13 of the Summary, such guaranty to be in the form attached hereto as Exhibit K. The execution of such guaranty is a material inducement to Landlord to enter into this Lease. Tenant hereby expressly waives any and all of the benefits under the second sentence of California Civil Code Section 2822(a) with respect to the guaranty, and agrees that Landlord (not Tenant) may designate the portion of Tenant's Lease obligations that are satisfied by a partial payment by Tenant.
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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"Landlord":

350 BUSH STREET OWNER, LLC,
a Delaware limited Liability Company

By: 350 Bush Street Holding, LLC
its Sole Member

By: Gemdale JV Bush-Pine Real Estate
Development Company, LLC,
its Sole Member

By: LO Bush/Pine LLC,
its Administrative Member

By: Non-Member Manager, Inc.,
its Manager

By: /s/ John Herr
Name: John Herr
Title: Vice President

Date: November 22, 2017

"Tenant":
ATLASSIAN, INC.,
a Delaware corporation
By: /s/ Mike Cannon-Brooks
Name: Mike Cannon-Brooks
Title: Co-Founder & Co-Chief Executive Officer
Date: November 22, 2017

By: /s/ Scott Farquhar
Name: Scott Farquhar
Title: Co-Founder & Co-Chief Executive Officer
Date: November 22, 2017